Exhibit 10.2

CREDIT AGREEMENT

MID-CON ENERGY PROPERTIES, LLC

as Borrower

and

ROYAL BANK OF CANADA

as Administrative Agent and Collateral Agent

and

CERTAIN FINANCIAL INSTITUTIONS

as Lenders

RBC CAPITAL MARKETS

As Lead Arranger and Bookrunner

December 20, 2011

Mid-Con Energy Properties, LLC

Credit Agreement

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Mid-Con Energy Properties, LLC

Credit Agreement

Mid-Con Energy Properties, LLC

Credit Agreement

Mid-Con Energy Properties, LLC

Credit Agreement

Schedules and Exhibits:

Schedule 1	-	Lenders Schedule
Schedule 2	-	Disclosure Schedule
Schedule 3	-	Security Schedule
Schedule 4	-	Insurance Schedule
Schedule 5	-	Existing Hedges
Schedule 7.1	-	Additional Permitted Indebtedness
Schedule 7.2	-	Additional Permitted Liens

Exhibit A	-	Promissory Note
Exhibit B	-	Borrowing Notice
Exhibit C	-	Continuation/Conversion Notice
Exhibit D	-	Repayment Notice
Exhibit E	-	Certificate Accompanying Financial Statements
Exhibit F	-	Assignment and Assumption

Mid-Con Energy Properties, LLC

Credit Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is made as of December 20, 2011, by and among MID-CON ENERGY PROPERTIES, LLC, a Delaware limited liability company (herein called “Borrower”), ROYAL BANK OF CANADA (herein called “Administrative Agent”) and the Lenders referenced below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:

ARTICLE I - Definitions and References

Section 1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:

“Adjusted Base Rate” means, on any day, the Base Rate for such day plus the Base Rate Margin for such day, provided that the Adjusted Base Rate charged by any Person shall never exceed the Highest Lawful Rate.

“Adjusted Eurodollar Rate” means, for any Eurodollar Loan for any day during any Interest Period therefor, the rate per annum equal to the sum of (a) the Eurodollar Margin for such day plus (b) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Rate for such Eurodollar Loan for such Interest Period by (ii) 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period, provided that no Adjusted Eurodollar Rate charged by any Person shall ever exceed the Highest Lawful Rate. The Adjusted Eurodollar Rate for any Eurodollar Loan shall change whenever the Eurodollar Margin or the Reserve Requirement changes.

“Administrative Details Form” means an Administrative Details Form in a form supplied by Administrative Agent.

“Affiliate” means, as to a specified Person, another Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with, the Person.

“Administrative Agent” means Royal Bank of Canada, as Administrative Agent hereunder, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on the Lenders Schedule, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Lending Office” means a Lender’s Domestic Lending Office (in the case of Base Rate Loans) and such Lender’s Eurodollar Lending Office (in the case of Eurodollar Loans).

“Applicable Utilization Level” means, with respect to Loans, on any date, the level set forth below that corresponds to the percentage, at the close of business on such day, equivalent to the (i) aggregate amount of outstanding Facility Usage at such time divided by (ii) the Borrowing Base then in effect (the “Utilization Percentage”):

Applicable Utilization Level	Utilization Percentage
Level I	less than 25%
Level II	equal to or greater than 25%, but less than 50%
Level III	equal to or greater than 50%, but less than 75%
Level IV	equal to or greater than 75%, but less than 90%
Level V	equal to or greater than 90%

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“Approved Counterparty” means a counterparty to a Hedging Contract that at the time of entering into such Hedging Contract either (a) is a Lender Counterparty or (b) is a Person whose senior unsecured long-term debt obligations are rated A- or higher by S&P or A3 or higher by Moody’s.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Royal Bank of Canada.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.5(b)) and accepted by Administrative Agent, substantially in the form of Exhibit F or any other form approved by Administrative Agent.

“Available Cash” has the meaning ascribed to such term in the MLP Partnership Agreement as in effect on the Closing Date, with such amendments thereto as consented to in writing by the Required Lenders.

“Base Rate” means, means for any day, the higher of (a) the variable per annum rate of interest so designated from time to time by Administrative Agent as its “US prime rate”, (b) the Federal Funds Rate plus one-half percent (0.50%) per annum, and (c) the Adjusted Eurodollar Rate (computed without inclusion of the Eurodollar Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), provided that the Base Rate charged by any Person shall never exceed the Highest Lawful Rate; provided further, that for the avoidance of doubt, the Eurodollar Rate used to determine the Adjusted Eurodollar Rate in this definition for any day shall be based on the British Bankers Association LIBOR Rate, as published by Reuters (or other commercially available source providing quotations of British Bankers Association LIBOR Rate as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time on such day. The “US prime rate” is a reference rate set by Administrative Agent in the United States and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the Base Rate due to a change in the “prime rate”, the Federal Funds Rate, or the Adjusted Eurodollar Rate shall take place immediately without notice or demand of any kind.

“Base Rate Loan” means a Loan which bears interest at the Adjusted Base Rate.

“Base Rate Margin” means, on any date, the number of basis points set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Base Rate Margin
Level I	75.0
Level II	100.0
Level III	125.0
Level IV	150.0
Level V	175.0

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“Borrower” means Mid-Con Energy Properties, LLC, a Delaware limited liability company.

“Borrowing” means a borrowing of new Loans of a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.1 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.3.

“Borrowing Base” means, at the particular time in question, either the amount provided for in Section 2.8 or the amount determined by Administrative Agent and Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) in accordance with the provisions of Section 2.9.

“Borrowing Base Deficiency” has the meaning given to such term in Section 2.7(b).

“Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.2.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks are open for business with the public in New York, New York. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which, in the judgment of Administrative Agent, significant transactions in dollars are carried out in the interbank eurocurrency market.

“Capital Lease” means, as applied to any Person, any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under Capital Leases, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or LC Issuer (as applicable) and the Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if LC Issuer benefitting from such collateral shall agree in its discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) LC Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means Investments in:

(a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;

(b) demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any Lender or with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit have at least the third highest credit rating given by either Rating Agency;

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(c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above;

(d) open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest or second highest credit rating given by either Rating Agency; and

(e) money market or other mutual funds which have the highest or second highest credit rating given by either Rating Agency and substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“Change in Law” means the adoption of any law, rule or regulation after the date of this Agreement, any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or compliance by any Lender or the LC Issuer (or, for purposes of Section 3.2(e), by any lending office of such Lender or by such Lender’s or the LC Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means (i) any Person, entity or group (other than a Mid-Con Entity) acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 66 2/3% or more of the equity interests in the MLP, (ii) the MLP shall fail to own, directly or indirectly, 100% of the equity interests in the Borrower, or (iii) General Partner ceases to be the sole general partner of Borrower.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.1 and Section 4.2 shall have been satisfied or waived.

“Collateral” means all property of any kind which is subject to a Lien in favor of Lenders and Lender Counterparties (or in favor of Administrative Agent or Collateral Agent for the benefit of Lenders and Lender Counterparties) or which, under the terms of any Security Document, is purported to be subject to such a Lien; in each case that secures the Obligations.

“Collateral Agent” means Royal Bank of Canada in its capacity as collateral agent under any of the Security Documents, or any successor collateral agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on the Lenders Schedule.

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“Commitment Fee Rate” means, on any date, the number of basis points set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Commitment Fee Rate Margin
Level I	37.5
Level II	37.5
Level III	50.0
Level IV	50.0
Level V	50.0

“Commitment Period” means the period from and including the Closing Date until the Revolver Maturity Date (or, if earlier, the day on which the obligations of Lenders to make Loans hereunder and the obligations of LC Issuer to issue Letters of Credit hereunder have been terminated or the Notes first become due and payable in full).

“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated EBITDAX” means, for each trailing four Fiscal Quarter period the sum of (i) the Consolidated Net Income of the MLP during such period, plus (ii) without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of interest expense (including realized and unrealized losses on interest rate derivative contracts) plus (iii) all income or franchise taxes, if any, payable by the MLP or its Subsidiaries which were deducted in determining, such Consolidated Net Income, plus (iv) all depreciation, amortization (including amortization of good will and debt issuance costs), depletion, exploration expense and other non-cash charges (including (1) any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of ASC Topics 815, 410 or 360 and unrealized losses on commodity derivative contracts and realized losses upon the early termination or other monetization of commodity derivative contracts, (2) impairment of goodwill and long-lived assets (including Oil and Gas Properties), (3) accretion of asset retirement obligations, (4) losses on sale of assets, and (5) noncash unit-based compensation expense) that were deducted in determining such Consolidated Net Income, plus (v) fees and expenses expensed and paid cash in connection with the MLP IPO and the credit facility provided under this Agreement minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period the sum of (vi) all interest income (including the realized and unrealized gains on interest rate derivative contracts), (vii) gains on sales of assets, and (viii) all non-cash items of income or gain which were included in determining such Consolidated Net Income (including (x) those resulting from the requirements of ASC Topics 815, 410 or 360 and including unrealized gains on commodity derivative contracts and realized gains upon the early termination or other monetization of commodity derivative contracts, (y) income tax benefits, and (z) unrealized gains on commodity derivative contracts).

“Consolidated Funded Indebtedness” means as of any date, the sum of the following (without duplication): (a) all Indebtedness which is classified as “long-term indebtedness” on a Consolidated balance sheet of the MLP and its Consolidated Subsidiaries prepared as of such date in accordance with GAAP (but excluding nominal indebtedness under interest rate Hedging Contracts) and any current maturities and other principal amount in respect of such Indebtedness due within one year but which was classified as “long-term indebtedness” at the creation thereof, (b) Indebtedness for borrowed money of the MLP and its Consolidated Subsidiaries outstanding under a revolving credit or similar agreement providing for borrowings (and renewals and extensions thereof) over a period of more than one year,

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notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (c) all Indebtedness in respect of Capital Lease Obligations of the MLP and its Consolidated Subsidiaries, and (d) other Indebtedness of the MLP and its Consolidated Subsidiaries on which interest accrues.

“Consolidated Interest Charges” means, for any period, all of Borrower’s Consolidated interest paid or accrued during such period on Indebtedness (including premium payments, capitalized interest, amortization of original issue discount, and the interest component of any deferred payment obligations and capital lease obligations).

“Consolidated Net Income” means, for any period, the net income (or loss) of the MLP and its Consolidated Subsidiaries (including Borrower) for such period determined in accordance with GAAP. Consolidated Net Income shall not include (i) any gain or loss from the sale of assets other than in the ordinary course of business, or (ii) any non-cash income, gains, losses or charges resulting from the requirements of ASC Topics 815, 410 or 360.

“Continuation” shall refer to the continuation pursuant to Section 2.3 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

“Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

“Contributing Parties” means collectively Mid-Con Energy I, LLC, a Delaware limited liability company, and Mid-Con Energy II, LLC, a Delaware limited liability company.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” shall refer to a conversion pursuant to Section 2.3 or Article III of one Type of Loan into another Type of Loan.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means (a) any Event of Default and (b) any default, event or condition which would, with the giving of any requisite notices or the passage of any requisite periods of time, or both, constitute an Event of Default.

“Default Rate” means, at the time in question (a) with respect to any Base Rate Loan, the rate per annum equal to two percent (2%) above the Adjusted Base Rate then in effect for such Loan, and (b) with respect to any Eurodollar Loan, the rate per annum equal to two percent (2%) above the Adjusted Eurodollar Rate then in effect for such Loan, provided in each case that no Default Rate charged by any Person shall ever exceed the Highest Lawful Rate.

“Defaulting Lender” means any Lender (i) which has defaulted in its obligation to fund Loans hereunder within three Business Days of the date required to be funded by it hereunder, (ii) which has failed to fund any portion of its participations in LC Obligations required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder, (iii) which has otherwise

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failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (iv) which has notified the Borrower, the Administrative Agent or any Lender, in writing, or has made a public statement to the effect, that such Lender does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (v) which has failed, within 3 business days after request by the Administrative Agent or the Borrower to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (v) upon receipt of such certification in form and substance satisfactory to the Administrative Agent and the Borrower or (vi) which becomes, or has a parent that has become insolvent or the subject of a proceeding under any Debtor Relief Law (other than Governmental Authority ownership of such Lender or such Lender’s parent entity controlling such Lender).

“Determination Date” has the meaning given to such term in Section 2.9.

“Disclosure Report” means either a notice given by Borrower under Section 6.4 or a certificate given by Borrower’s chief financial officer under Section 6.2(b).

“Disclosure Schedule” means Schedule 2 hereto.

“Dollar” and “$” means lawful money of the United States.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” below its name on the Lenders Schedule, or such other office as such Lender may from time to time specify to Borrower and Administrative Agent; with respect to LC Issuer, the office, branch or agency through which it issues Letters of Credit; and, with respect to Administrative Agent, the office, branch, or agency through which it administers this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, (ii) in the case of any assignment of a Commitment, LC Issuer, and (iii) unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) Borrower or any of Borrower’s Affiliates or Subsidiaries or (y) any Person organized outside the United States if Borrower would be required to pay withholding taxes on interest or principal owed to such Person.

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 6.2.

“Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Equity” in a Person means any share of capital stock issued by such Person, any general or limited partnership interest, profits interest, capital interest, membership interest, or other equity interest in such Person, any option, warrant or any other right to acquire any share of capital stock or any partnership, profits, capital, membership or other equity interest in such Person, and any other voting security issued by such Person.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statutes or statute, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code of 1986.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” below its name on the Lenders Schedule (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Borrower and Administrative Agent.

“Eurodollar Loan” means a Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Margin” means, and on any date, the number of basis points set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Eurodollar Margin
Level I	175.0
Level II	200.0
Level III	225.0
Level IV	250.0
Level V	275.0

“Eurodollar Rate” means, for any Eurodollar Loan within a Borrowing and with respect to the related Interest Period therefore:

(a) the interest rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the LIBOR I screen published by Reuters (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in U.S. dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b) in the event the rate referenced in the preceding subsection (a) is not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in U.S. dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Eurodollar Loan and with a term equivalent to such Interest Period would be offered by its London branch to major banks in the London Inter-Bank Market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

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“Event of Default” has the meaning given to such term in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, LC Issuer or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 3.7(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.5(a), and (d) any United States withholding tax imposed by FATCA.

“Existing Hedging Contracts” means the Hedging Contracts set forth in Schedule 5 hereto.

“Facility Usage” means, at the time in question, the aggregate principal amount of outstanding Loans and existing LC Obligations at such time.

“FATCA” means the Foreign Account Tax Compliance Act of 2009, Sections 1471 through 1474 of the Internal Revenue Code and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.

“Fiscal Year” means a twelve-month period ending on December 31 of any year.

“Flood Insurance Laws” means, to the extent applicable to any Restricted Person or any Collateral, the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, and the regulations (including Regulation H), each as it may be amended, reformed or otherwise modified from time to time.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to LC Issuer, such Defaulting Lender’s Percentage Share of the outstanding LC Obligations other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

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“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Restricted Persons and their Consolidated Subsidiaries, are applied for all periods after the Closing Date in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to any Restricted Person or with respect to any Restricted Person and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and Required Lenders, Administrative Agent and Borrower agree to negotiate in good faith in respect of the modification of any covenants hereunder that are affected by such change in order to cause them to measure substantially the same financial performance as the covenants in effect immediately prior to such change.

“General Partner” means Mid-Con Energy GP, LLC, a Delaware limited liability company, the sole general partner of the MLP.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means the MLP and each Subsidiary of Borrower that guarantees the Obligations pursuant to Section 6.22.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.

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“Indebtedness” of any Person means Liabilities in any of the following categories:

(a) Liabilities for borrowed money,

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services,

(c) Liabilities evidenced by a bond, debenture, note, loan agreement, or similar instrument,

(d) Liabilities which (i) would under GAAP be shown on such Person’s balance sheet as a liability, and (ii) are payable more than one year from the date of creation thereof (other than reserves for taxes and reserves for contingent obligations),

(e) Liabilities arising under Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract), excluding any portion thereof which would be accounted for as an interest expense under GAAP,

(f) Liabilities constituting principal under Capital Leases Obligations,

(g) Liabilities arising under conditional sales or other title retention agreements relating to property purchased by such Person,

(h) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any other Person (such as obligations under working capital maintenance agreements, agreements to keep-well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

(i) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arise out of or in connection with the sale of or issuance of the same or similar securities or property,

(j) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor,

(k) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), or

(l) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefore;

provided, however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the original invoice or billing date thereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

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“Initial Engineering Report” means the internal engineering report concerning Oil and Gas Properties of the Contributing Parties as of June 30, 2011, audited by Cawley Gillespie and Associates, Inc.

“Initial Proforma Financial Statements” means (a) the proforma consolidated balance sheet of the Borrower and its Subsidiaries, and (b) a 12-month financial forecast for the Borrower and its Subsidiaries on a consolidated basis, both prepared by Borrower, which shall be identical to such statements contained in the MLP’s registration statement on Form S-1, as amended and declared effective by the SEC.

“Insurance Schedule” means Schedule 4 attached hereto.

“Interest Payment Date” means (a) with respect to each Base Rate Loan, the last Business Day of each March, June, September and December, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto and, if such Interest Period is six months in length, the date specified by Administrative Agent which is approximately three months after such Interest Period begins.

“Interest Period” means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one, two, three or six months thereafter, as Borrower may elect in such notice; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any successor statute or statutes, together with all rules and regulations promulgated with respect thereto.

“Investment” means any investment, made directly or indirectly, in any Person or any property, whether by purchase, acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise and whether made in cash, by the transfer of property, or by any other means.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“LC Application” means any application for a Letter of Credit hereafter made by Borrower to LC Issuer.

“LC Issuer” means Royal Bank of Canada in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, appoint any Lender hereunder as an LC Issuer in place of or in addition to Royal Bank of Canada

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“LC Obligations” means, at the time in question, the sum of all Matured LC Obligations plus the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit then outstanding.

“LC Sublimit” means an amount equal to 10% of the then current Borrowing Base.

“Lender Counterparty” means any Lender Party or any Affiliate of a Lender Party that is a counterparty to a Hedging Contract with Borrower.

“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between Borrower or any Guarantor and a counterparty that is a Lender or an Affiliate of a Lender; provided that (a) if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such swap counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder and (b) when any Lender or an Affiliate of a Lender assigns or otherwise transfers any interest held by it under any Hedging Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall only constitute Lender Hedging Obligations if such assignee or transferee is also then a Lender or an Affiliate of a Lender.

“Lender Parties” means Administrative Agent, Collateral Agent, LC Issuer, and all Lenders.

“Lenders” means each signatory hereto (other than Borrower), including Royal Bank of Canada, in its capacity as a Lender hereunder, rather than as Administrative Agent or LC Issuer, and the successors of each such party as Lender hereunder pursuant to Section 10.5.

“Lenders Schedule” means Schedule 1 attached hereto.

“Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower.

“Letter of Credit Fee Rate” means, on any date, with respect to each Letter of Credit, the number of basis points set forth below based on the Applicable Utilization Level on such date:

Applicable Utilization Level	Letter of Credit Fee Rate
Level I	175.0
Level II	200.0
Level III	225.0
Level IV	250.0
Level V	275.0

“Letter of Credit Termination Date” means the date that is 5 Business Days prior to the Revolver Maturity Date or if such day is not a Business Day, the next preceding Business Day.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

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“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Liquidation” means the sale, assignment, novation, amendment, liquidation, unwind or termination of all or any part of any Hedging Contract (other than, in each case, at its scheduled maturity).

“Loan” has the meaning given it in Section 2.1.

“Loan Documents” means this Agreement, the Notes, the Security Documents, Letters of Credit, LC Applications, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets, commitment letters, correspondence and similar documents used in the negotiation hereof, except to the extent the same contain information about Borrower or its Affiliates, properties, business or prospects or specify fees to be paid).

“Material Adverse Change” means a material adverse change, from the state of affairs existing as of the date of this Agreement, or as represented or warranted in any Loan Document, in (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or on any of the businesses, assets or liabilities acquired or assumed by the Borrower in connection with the Merger Agreement, (b) the ability of any Restricted Party to perform any of its obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any LC Issuer or any Lender under any Loan Document.

“Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any LC Application for any Letter of Credit, to the extent the same have not been repaid to LC Issuer (with the proceeds of Loans or otherwise) on the same Business Day as the amounts were paid by the LC Issuer.

“Maximum Drawing Amount” means at the time in question the sum of the maximum amounts which LC Issuer might then or thereafter be called upon to advance under all Letters of Credit which are then outstanding.

“Maximum Credit Amount” means the amount of $250,000,000.00.

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“Merger Agreement” means that certain Contribution, Conveyance, Assumption and Merger Agreement dated December 20, 2011 between the Contributing Parties and Borrower, pursuant to which the Contributing Parties were merged with and into Borrower, with Borrower being the survivor.

“Mid-Con Entity” means any Person Controlled by any one or more of Jeffrey R. Olmstead, Charles R. Olmstead or S. Craig George.

“MLP” means Mid-Con Energy Partners, L.P., a Delaware limited partnership, the sole member of Borrower.

“MLP Partnership Agreement” means the Agreement of Limited Partnership of the MLP, dated 20, 2011, by and among the General Partner and the other Persons party thereto.

“Moody’s” means Moody’s Investors Service, Inc, and any successor thereto that is a nationally recognized rating agency.

“Note” has the meaning given to such term in Section 2.1.

“Obligations” means (i) all Liabilities from time to time owing by any Restricted Person to any Lender Party under or pursuant to any of the Loan Documents, including all LC Obligations and (ii) all Lender Hedging Obligations. “Obligation” means any part of the Obligations.

“Oil and Gas Properties” means (i) all oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, working interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets, (ii)) all pipelines, and (iii) all platforms, wells, wellhead equipment, pumping units, flowlines, tanks, buildings, injection facilities, saltwater disposal facilities, compression facilities, gathering systems, and other equipment.

“Omnibus Agreement” means that certain Omnibus Agreement dated December 20, 2011 between the General Partner and Borrower.

“Organizational Documents” means, with respect to any corporation, the certificate or articles of incorporation and the bylaws; with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

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“Participant” has the meaning given to such term in clause (d) of Section 10.5.

“Percentage Share” means, with respect to any Lender (a) when used in Sections 2.1 or 2.5, in any Borrowing Notice or when no Loans are outstanding hereunder, the percentage set forth opposite such Lender’s name on the Lenders Schedule, or, if applicable, on an Assignment and Assumption, and (b) when used otherwise, the percentage obtained by dividing (i) the sum of the unpaid principal balance of such Lender’s Loans at the time in question plus the Matured LC Obligations which such Lender has funded pursuant to Section 2.12(c) plus the portion of the Maximum Drawing Amount which such Lender might be obligated to fund under Section 2.12(c) by (ii) the sum of the aggregate unpaid principal balance of all Loans at such time plus the aggregate amount of LC Obligations outstanding at such time.

“Permitted Lien” has the meaning given to such term in Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of the contracts or a particular month, as applicable, from reserves that are, at the time in question, Proved Reserves attributable to Oil and Gas Properties owned by the Restricted Persons that are located in or offshore of the United States, as such production is projected in the Engineering Report most recently delivered, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 6.2(c) or (d) and otherwise are satisfactory to Administrative Agent.

“Proved Reserves” means Proved Reserves” as defined in the Petroleum Resources Management System as in effect at the time in question (in this definition, the “PRMS”) prepared by the Oil and Gas Reserves Committee of the Society of Petroleum Engineers and reviewed and jointly sponsored by the World Petroleum Council, the American Association of Petroleum Geologists and the Society of Petroleum Evaluation Engineers (or any generally recognized successor organizations). “Proved Developed Producing Reserves” means Proved Reserves that are categorized as “Developed Producing Reserves” in the PRMS, “Proved Developed Nonproducing Reserves” means Proved Reserves that are categorized as “Developed Nonproducing Reserves” in the PRMS, and “Proved Undeveloped Reserves” means Proved Reserves that are categorized as “Undeveloped Reserves” in the PRMS.

“Rating Agency” means either S&P or Moody’s.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Regulation H” means Regulation H of the Board of Governors of the Federal Reserve System as from time to time in effect.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

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“Repayment Notice” means a notice of repayment of a Borrowing pursuant to Section 2.6 or 2.7, substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Required Lenders” means (a) at any time when one or more Lenders is a Defaulting Lender, Lenders whose aggregate Percentage Shares equal or exceed 66-2/3% of the difference between (i) 100% and (ii) the sum of the Percentage Shares of all Defaulting Lenders, (b) at any time there is only one Lender, such Lender shall be the “Required Lenders”, and (c) at all other times, Lenders whose aggregate Percentage Shares equal or exceed 66-2/3%; provided if there are two Lenders and neither is a Defaulting Lender, “Required Lenders” shall mean both Lenders.

“Reserve Requirement” means, at any time, the maximum rate at which reserves (including any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity interests in the Borrower or any of the other Restricted Persons, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity interests in the Borrower or any of the other Restricted Persons or any option, warrant or other right to acquire any such Equity interests in the Borrower or any of the other Restricted Persons.

“Restricted Person” means collectively the MLP, Borrower, each Subsidiary of Borrower now in existence or created or acquired in the future, and each other Guarantor.

“Revolver Maturity Date” means December 20, 2016.

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Restricted Person to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of any Restricted Person’s other duties and obligations under the Loan Documents.

“Security Schedule” means Schedule 3 hereto.

“SFAS” means Statement of Financial Accounting Standard No. 133 or No. 143, as promulgated by the Financial Accounting Standards Board.

“S&P” means Standard & Poor’ Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

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“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent or more by such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Section 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) or 4043(b)(4) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041(c) of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.

“Type” means, with respect to any Loans, the characterization of such Loans as either Base Rate Loans or Eurodollar Loans.

“United States” and “U.S.” mean the United States, its fifty states and the District of Columbia.

“Unused Borrowing Base” means, at any time of determination, the Borrowing Base minus the Facility Usage.

Section 1.2 Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes. Reference is hereby made to the Security Schedule for the meaning of certain terms defined therein and used but not defined herein, which definitions are incorporated herein by reference.

Section 1.3 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement. References to any document, instrument, or agreement (a) shall include all exhibits, schedules, and other attachments thereto, and (b) shall include all documents, instruments, or agreements issued or executed in replacement thereof.

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Section 1.4 Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to a Person’s “discretion” means its sole and absolute discretion. Unless the context requires otherwise (a) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used.

Section 1.5 Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Business Day, Adjusted Eurodollar Rate, Reserve Requirement or Interest Period) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Required Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP. Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principal) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.6 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Loan Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Loan Document to be construed against any party because of its role in drafting such Loan Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

ARTICLE II - The Loans and Letters of Credit

Section 2.1 Commitment to Lend; Notes. Subject to the terms and conditions hereof, each Lender agrees, severally and not jointly, to make loans to Borrower (herein called such Lender’s “Loans”) upon Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.3, 3.4 and 3.6, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, (b) after giving effect to such

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Loans, the aggregate amount of all Loans by such Lender does not exceed such Lender’s Commitment, and (c) after giving effect to such Loans, Facility Usage does not exceed the Borrowing Base in effect at such time. The aggregate amount of all Loans in any Borrowing must be greater than or equal to $1,000,000 or any higher integral multiple of $1,000,000, or must equal the remaining availability under the Borrowing Base. Borrower may have no more than three (3) Borrowings of Eurodollar Loans outstanding at any time. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. It is expressly understood that Lenders’ commitment to make Loans is determined only by reference to its Commitment and the Borrowing Base from time to time in effect, and the aggregate face amount of the Notes and the amount specified in the Security Documents are specified at a greater amount only for the convenience of the parties to avoid the necessity of preparing and recording supplements to the Security Documents. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender minus all payments of principal theretofore received by such Lender on such Note. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Revolver Maturity Date. Subject to the terms and conditions hereof, Borrower may borrow, repay, and reborrow hereunder.

Section 2.2 Requests for Loans. Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of new Loans to be advanced by Lenders. Each such notice constitutes a “Borrowing Notice” hereunder and must:

(a) specify (i) the aggregate amount of any such Borrowing of new Base Rate Loans, and the date on which such Base Rate Loans are to be advanced, or (ii) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and

(b) be received by Administrative Agent not later than noon, New York time, on (i) the first Business Day preceding the day on which Base Rate Loans are to be made, or (ii) the third Business Day preceding the day on which Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested promptly remit to Administrative Agent, at Administrative Agent’s Office, the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loan have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume in its discretion that such Lender has made such share available on such date in accordance with this Section 2.2 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to

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pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

Section 2.3 Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: to convert Base Rate Loans to Eurodollar Loans, to convert Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to continue Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than three (3) Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:

(a) specify the existing Loans which are to be Continued or Converted;

(b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be continued or converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be continued or converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and

(c) be received by Administrative Agent not later than noon, New York time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.

Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to convert existing Loans into Eurodollar Loans or continue existing Loans as Eurodollar Loans. If (due to the existence of a Default or for any other reason) Borrower is prohibited hereby from giving any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest

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Period applicable thereto, such Eurodollar Loans shall automatically be converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to already outstanding Loans.

Section 2.4 Use of Proceeds. This Agreement will be available (i) to provide for the issuance of Letters of Credit, (ii) to fund a portion of the cash consideration for the merger of the Contributing Parties into Borrower pursuant to the Merger Agreement on the Closing Date, (iii) to pay fees, commissions and expenses in connection with (x) this Agreement, (y) the transactions contemplated by the Merger Agreement and (z) the initial public offering of equity interests in the MLP, (iv) to finance ongoing working capital requirements and other general corporate purposes (including financing acquisitions of certain Oil and Gas Properties) and (v) for permitted Restricted Payments. In no event shall the funds from any Loan be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.

Section 2.5 Interest Rates and Fees.

(a) Interest Rates. Subject to subsection (b) below, (i) each Base Rate Loan shall bear interest on each day outstanding at the Adjusted Base Rate in effect on such day and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted Eurodollar Rate in effect on such day.

(b) Default Rate. If an Event of Default shall have occurred and be continuing under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii), all outstanding Loans shall bear interest at the applicable Default Rate. In addition, if an Event of Default shall have occurred and be continuing (other than under Section 8.1(a), (b), (j)(i), (j)(ii), or (j)(iii)), Required Lenders may, by notice to Borrower, elect to have the outstanding Loans bear interest at the applicable Default Rate, whereupon such Loans shall bear interest at the applicable Default Rate until the earlier of (i) the first date thereafter upon which there shall be no Event of Default continuing and (ii) the date upon which Required Lenders shall have rescinded such notice.

(c) Commitment Fees. In consideration of each Lender’s commitment to make Loans, Borrower will pay to Administrative Agent for the account of each Lender commitment fees, determined on a daily basis by applying the applicable Commitment Fee Rate to such Lender’s Percentage Share of the Unused Borrowing Base determined at the end of each day during the Commitment Period. Each commitment fee shall be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period. Notwithstanding the foregoing, no commitment fee shall accrue on any Defaulting Lender’s Percentage Share of the Unused Borrowing Base and no Defaulting Lender shall be paid a commitment fee hereunder while it is a Defaulting Lender.

(d) Borrowing Base Increases. As a condition precedent to Borrower’s acceptance of (and to the effectiveness of) any increase to the Borrowing Base determined by the Lenders pursuant to Section 2.9, Borrower will pay to Administrative Agent for the account of each Lender, a Borrowing Base increase fee in an amount to be mutually agreed upon by the Lenders and Borrower based on then prevailing market conditions. The Borrowing Base will not be increased and no Borrowing Base increase

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fee will be incurred with respect to any proposed increase in the Borrowing Base unless Borrower delivers to Administrative Agent written notice that Borrower accepts the proposed increase (or a portion thereof) and confirms the amount of the Borrowing Base increase fee mutually agreed upon by the Lenders and the Borrower.

(e) Payment Dates. On each Interest Payment Date relating to Base Rate Loans, Borrower shall pay to the Lenders all unpaid interest which has accrued on the Base Rate Loans to but not including such Interest Payment Date. On each Interest Payment Date relating to a Eurodollar Loan, Borrower shall pay to Lenders all unpaid interest which has accrued on such Eurodollar Loan to but not including such Interest Payment Date.

Section 2.6 Optional Prepayments. Upon delivery of a Repayment Notice to Administrative Agent, Borrower may, (a) upon one Business Days’ notice to Administrative Agent with respect to any Base Rate Loan and (b) upon three Business Days’ notice to the Administrative Agent with respect to any Eurodollar Loan, from time to time and without premium or penalty prepay the Notes, in whole or in part, provided (i) that the aggregate amounts of all partial prepayments of principal on the Notes equals $1,000,000 or any higher integral multiple of $100,000, (ii) that Borrower does not make any prepayments which would reduce the unpaid principal balance of any Loan to less than $100,000 without first either (1) terminating this Agreement or (2) providing assurance satisfactory to Administrative Agent in its discretion that Lenders’ legal rights under the Loan Documents are in no way adversely affected by such reduction, and (iii) that if Borrower prepays any Eurodollar Loan on any day other than the last day of the Interest Period applicable thereto, it shall pay to Lenders any amounts due under Section 3.4. Each prepayment of principal of a Eurodollar Loan (but not a Base Rate Loan) under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment

Section 2.7 Mandatory Prepayments.

(a) If at any time the Facility Usage exceeds the Maximum Credit Amount (whether due to a reduction in the Maximum Credit Amount in accordance with this Agreement, or otherwise), Borrower shall immediately prepay the principal of the Loans (and after all Loans are repaid in full, if there remains an excess, Cash Collateralize the LC Obligations in accordance with Section 2.16(a)) in an amount at least equal to such excess.

(b) If at any time the Facility Usage is less than the Maximum Credit Amount but in excess of the Borrowing Base (such excess being herein called a “Borrowing Base Deficiency”), Borrower shall, within thirty (30) days after Administrative Agent gives notice of such fact to Borrower, give notice to Administrative Agent electing to eliminate the Borrowing Base Deficiency as provided in clause (i), (ii), or (iii) below, or in any combination of clauses (i), (ii), and (iii); whereupon Borrower shall be obligated to eliminate such Borrowing Base Deficiency in such manner:

(i) on or before the date 60 days after Borrower’s receipt of notice of the Borrowing Base Deficiency, prepay the principal of the Loans in an aggregate amount at least equal to such Borrowing Base Deficiency (or, if the Loans have been paid in full, Cash Collateralize the LC Obligations as required under Section 2.16(a)), such prepayment to be made in full within thirty (30) days after the date that such notice of Borrowing Base Deficiency is received by Borrower from Administrative Agent, or

(ii) on or before the date 60 days after Borrower’s receipt of notice of the Borrowing Base Deficiency, prepay the principal of the Loans (and after all Loans are repaid in full, Cash

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Collateralize the LC Obligations in accordance with Section 2.16(a)) in up to five (5) monthly installments in an aggregate amount at least equal to such Borrowing Base Deficiency, with each such installment equal to or in excess of one-fifth of such Borrowing Base Deficiency, and with the first such installment to be paid one month after the giving of such notice and the subsequent installments to be due and payable at one month intervals thereafter until such Borrowing Base Deficiency has been eliminated; provided, however, Borrower shall have demonstrated to the satisfaction of Administrative Agent on or before the date of the first such payment that Borrower has sufficient available monthly cash from its Projected Oil and Gas Production to make such payments, or

(iii) provide Administrative Agent and/or Collateral Agent with deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other security documents in form and substance similar to the Security Documents previously delivered to Administrative Agent and otherwise satisfactory to Administrative Agent and/or Collateral Agent, granting, confirming, and perfecting first and prior liens or security interests in collateral acceptable to the Lenders, to the extent needed to allow Lenders to increase the Borrowing Base to an amount which eliminates such Borrowing Base Deficiency, and such Security Documents shall be executed and delivered to Administrative Agent and/or Collateral Agent within thirty (30) days after Administrative Agent confirms to Borrower what Collateral will be required. If, prior to any such specification by Administrative Agent, Lenders determine that the giving of such security documents will not serve to eliminate such Borrowing Base Deficiency, then, within five (5) Business Days after receiving notice of such determination from Administrative Agent, Borrower will elect to make, and thereafter make, the prepayments specified in either of the preceding subsections (i) or (ii) of this subsection (b).

(c) Borrower shall deliver to Administrative Agent a Repayment Notice in connection with any amounts prepaid pursuant to this Section 2.7. Each prepayment of principal under this Section 2.7 shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section 2.7 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.

Section 2.8 Initial Borrowing Base. During the period from the Closing Date to the first Determination Date, the Borrowing Base shall be $75,000,000.

Section 2.9 Subsequent Determinations of Borrowing Base. By each March 31 and September 30, of each year, beginning March 31, 2012, Borrower shall furnish to Administrative Agent all information, reports and data which Administrative Agent reasonably requests concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto), together with the Engineering Report described in Section 6.2(d) or (e), as applicable. In addition, Borrower and Required Lenders may each request one additional Borrowing Base redetermination during the period between each scheduled Borrowing Base determination. Additionally, Administrative Agent and Required Lenders may request an additional Borrowing Base redetermination (i) in connection with any disposition to a third party of Oil and Gas Properties of Borrower the Borrowing Base value of which exceeds five percent (5%) of the then current Borrowing Base, and (ii) in connection with any Liquidation of a Hedging Contract which would have the effect of reducing the Borrowing Base by an amount in excess of five percent (5%) of the then current Borrowing Base. In connection with any redetermination of the Borrowing Base, Borrower will furnish to each Lender all information, reports and data which Administrative Agent reasonably requests concerning Restricted Persons’ businesses and properties (including their Oil and Gas Properties and interests and the reserves and production relating thereto). No later than thirty (30) days after receiving such information, reports and data, Administrative Agent and Required Lenders shall agree upon an amount for the

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Borrowing Base (provided that all Lenders must agree to any increase in the Borrowing Base). If Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) have not agreed within the thirty day period after receiving such information, reports and data on a Borrowing Base, the Administrative Agent shall poll Lenders to ascertain the highest Borrowing Base then acceptable to the Required Lenders (or all Lenders in the case of an increase in the Borrowing Base) and such amount shall then become the Borrowing Base. Administrative Agent shall by notice to Borrower designate such amount as the new Borrowing Base available to Borrower hereunder, which designation shall take effect immediately on the date such notice is sent (herein called a “Determination Date”) and shall remain in effect until but not including the next date as of which the Borrowing Base is redetermined. If Borrower does not furnish all such information, reports and data by the date specified in the first sentence of this section, Administrative Agent may nonetheless designate the Borrowing Base at any amount which Required Lenders determine and may redesignate the Borrowing Base from time to time thereafter until Administrative Agent receives all such information, reports and data, whereupon Administrative Agent and Required Lenders shall designate a new Borrowing Base as described above (provided that all Lenders must agree to any increase in the Borrowing Base). Administrative Agent and Required Lenders shall determine the amount of the Borrowing Base based upon the loan collateral value which they in their discretion assign to the various Oil and Gas Properties of the Restricted Persons at the time in question and based upon such other credit factors (including without limitation the assets, liabilities, cash flow, hedged and unhedged exposure to price, foreign exchange rate, and interest rate changes, business, properties, prospects, management and ownership of Borrower and its Affiliates) as they in their discretion deem significant. It is expressly understood that Lenders and Administrative Agent have no obligation to agree upon or designate the Borrowing Base at any particular amount and that Lenders’ commitments to advance funds under the Loans is determined by reference to the Borrowing Base from time to time in effect and such Lender’s Commitment, which Borrowing Base shall be used for calculating commitment fees under Section 2.5(c) and, to the extent permitted by Law and regulatory authorities, for the purposes of capital adequacy determination and reimbursements under Section 3.2.

Section 2.10 Borrower’s Reduction of Borrowing Base. Until the termination of the Commitment Period, Borrower may, during the fifteen-day period beginning on each Determination Date (each such period being called in this section an “Option Period”), reduce the Borrowing Base from the amount designated by Administrative Agent to any lesser amount. To exercise such option, Borrower must within an Option Period send notice to Administrative Agent of the reduced amount of the Borrowing Base chosen by Borrower at least 3 Business Days prior to the effective date of any such Borrowing Base reduction. If Borrower does not affirmatively exercise this option during an Option Period, the Borrowing Base shall be the amount designated by Administrative Agent. Any election by Borrower of a reduced Borrowing Base shall continue in effect until the next date as of which the Borrowing Base is redetermined.

Section 2.11 Letters of Credit. Subject to the terms and conditions hereof, Borrower may at any time during the Commitment Period request LC Issuer to issue, increase the amount of or otherwise amend or extend, one or more Letters of Credit, provided that, after taking such Letter of Credit into account:

(a) the Facility Usage does not exceed the Borrowing Base at such time; and

(b) the aggregate amount of LC Obligations at such time does not exceed the LC Sublimit;

(c) the expiration date of such Letter of Credit (as extended, if applicable) is prior to the earliest to occur of (i) 12 months after the issuance thereof, and (ii) the Letter of Credit Termination Date;

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(d) such Letter of Credit is not directly or indirectly used to assure payment of or otherwise support any Indebtedness of any Person other than Indebtedness of any Restricted Person;

(e) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under Article III;

(f) the form and terms of such Letter of Credit are acceptable to LC Issuer in its discretion; and

(g) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.

LC Issuer will honor any such request if the foregoing conditions (a) through (g) (the “LC Conditions”) have been met as of the date of issuance of such Letter of Credit. LC Issuer may choose to honor any such request for any Letter of Credit that does not meet all the LC Conditions, but has no obligation to do so and may refuse to issue any requested Letter of Credit that does not meet the LC Conditions for any reason that LC Issuer in its sole discretion deems relevant. Notwithstanding anything to the contrary contained herein, LC Issuer shall not at any time be obligated to issue, amend, renew or extend any Letter of Credit if any Lender is at that time a Defaulting Lender, unless LC Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to LC Issuer (in its discretion) with Borrower or such Lender to eliminate LC Issuer’s Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued .

Borrower may also at any time during the Commitment Period request that LC Issuer extend the expiration date of an existing Letter of Credit or modify an existing Letter of Credit (other than an increase) and LC Issuer will honor such request if the LC Conditions set forth in subsection (c) of this Section 2.11 are met and no Default exists at the time of such request; provided that in the case of any such modification (other than an increase), LC Issuer shall have approved such modification.

Section 2.12 Requesting Letters of Credit.

(a) Borrower must make written application for any Letter of Credit or amendment or extension of any Letter of Credit at least 5 Business Days (or such shorter period as LC Issuer may in its discretion from time to time agree) before the date on which Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.11 (other than Section 2.11(f)) will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in writing in the form customarily used by LC Issuer, the terms and provisions of which, to the extent not inconsistent with the terms hereof, are hereby incorporated herein by reference (or in such other form as may mutually be agreed upon by LC Issuer and Borrower).

(b) If Borrower requests in any applicable LC Application, LC Issuer may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit LC Issuer to prevent any such extension at least once in each 12 month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12 month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by LC Issuer, Borrower shall not be required to make a specific request to LC

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Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Termination Date; provided, however, that LC Issuer shall not permit any such extension if (i) LC Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.11 or otherwise), or (ii) it has received notice (which notice may be by telephone or in writing) on or before the day that is 5 Business Days before the Non-Extension Notice Date (1) from Administrative Agent that Required Lenders have elected not to permit such extension or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing LC Issuer not to permit such extension.

(c) Two Business Days after the LC Conditions for a Letter of Credit have been met as described in Section 2.11 (or if LC Issuer otherwise desires to issue such Letter of Credit earlier), LC Issuer will issue such Letter of Credit at LC Issuer’s office in New York, New York. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer.

(d) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of a Restricted Person other than Borrower, Borrower shall be obligated to reimburse LC Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the benefit of such other Restricted Persons inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such other Restricted Persons.

Section 2.13 Reimbursement and Participations.

(a) Reimbursement by Borrower. Each Matured LC Obligation shall constitute a loan by LC Issuer to Borrower. Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation, together with interest thereon at the Default Rate applicable to Base Rate Loans. The obligation of Borrower to reimburse LC Issuer for each Matured LC Obligation shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (including any LC Application) under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit; (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Without limiting the generality of the foregoing, it is expressly agreed that the absolute and unconditional nature of Borrower’s obligations under this section to reimburse LC Issuer for each drawing under a Letter of Credit will not be excused by the gross negligence or willful misconduct of LC Issuer. However, the foregoing shall not be construed to excuse LC Issuer from liability to Borrower to the

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extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by LC Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder then Borrower may, during the interval between the making thereof and the honoring thereof by LC Issuer, request Lenders to make Loans to Borrower in the amount of such draft or demand, which Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such a request by Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of calculating Facility Usage, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.

(c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk, an undivided interest equal to such Lender’s Percentage Share of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Loans or by the application of Cash Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to Administrative Agent, for the account of the LC Issuer on demand, in immediately available funds at Administrative Agent’s Office, such Lender’s Percentage Share of such Matured LC Obligation (or any portion thereof which has not been reimbursed by Borrower). Each Lender’s obligation to pay Administrative Agent, for the account of the LC Issuer, pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender pursuant to this subsection is paid by such Lender within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender pursuant to this subsection is not paid by such Lender within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Default Rate applicable to Base Rate Loans.

(d) Distributions to Participants. Whenever LC Issuer has in accordance with this section received from any Lender payment of such Lender’s Percentage Share of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from Borrower or by application of Cash Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Lender make such payment of its Percentage Share), LC Issuer will distribute to Administrative Agent such Lender’s Percentage Share of the amounts so received by LC Issuer and Administrative Agent will distribute to such Lender the amounts so received by Administrative Agent from LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Lender shall return such payment to Administrative Agent who shall promptly return such payment to LC Issuer.

(e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this section, submitted by LC Issuer to Administrative Agent who in turn shall submit such written advice to Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.

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(f) Defaulting Lender Collateral. If any Lender is a Defaulting Lender, Borrower may from time to time provide Cash Collateral to LC Issuer, in an amount equal to the Percentage Shares of all Defaulting Lenders in the LC Obligations (the “Defaulting Lenders’ Percentage”), to secure the obligations of such Defaulting Lenders under Section 2.13 of this Agreement. Such Cash Collateral shall be used to reimburse the Defaulting Lenders’ Percentage of drawings under Letters of Credit and other obligations owing by Defaulting Lenders to LC Issuer. In the event any such Defaulting Lender is replaced in accordance with Section 3.7, so long as no Default or Event of Default exists, LC Issuer shall release to Borrower, at Borrower’s written request, any amounts held as Cash Collateral that are attributable to such Defaulting Lender’s Percentage Share of the LC Obligations.

Section 2.14 Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, Borrower agrees to pay to Administrative Agent, for the account of all Lenders in accordance with their respective Percentage Shares, a letter of credit issuance fee equal to the Letter of Credit Fee Rate then in effect (which shall be increased by two percent (2%) per annum during any period in which interest on the Loans would accrue at the Default Rate), and (b) to such LC Issuer for its own account, a letter of credit fronting fee at a rate equal to one-eighth of one percent (0.125%) per annum times the face amount of such Letter of Credit (but in no event less than $500 per annum); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to LC Issuer pursuant to Section 2.11 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Percentages Share allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to LC Issuer for its own account (except such fee on such balance shall be proportionately reduced to the extent Borrower has Cash Collateralized such balance or a part thereof). In addition, Borrower will pay to LC Issuer LC Issuer’s customary fees for issuance, amendment and drawing of each Letter of Credit. The letter of credit fee and the letter of credit fronting fee will be calculated based on the face amount of all Letters of Credit outstanding on each day at the above applicable rate and will be payable quarterly in arrears on the last Business Day of each March, June, September and December.

Section 2.15 No Duty to Inquire.

(a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by authenticated SWIFT or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this section, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

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(b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of any Restricted Person, or if the amount of any Letter of Credit is increased at the request of any Restricted Person, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender Party in accordance with such extension, increase or other modification.

(c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.

Section 2.16 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of Administrative Agent or LC Issuer (i) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Matured LC Obligation, or (ii) if, as of 30 days prior to the Revolver Maturity Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations. If, after the making of all mandatory prepayments required under Section 2.7, the outstanding LC Obligations will exceed the Borrowing Base, then in addition to prepayment of the entire principal balance of the Loans required under Section 2.7, Borrower shall immediately Cash Collateralize the then outstanding LC Obligations in an amount equal to such excess. At any time that there shall exist a Defaulting Lender, immediately upon the request of Administrative Agent or LC Issuer, Borrower shall deliver Cash Collateral to Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent, Collateral Agent or any Lender. Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) Administrative Agent, Collateral Agent or such Lender, for the benefit of Administrative Agent, LC Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, Borrower or the relevant Defaulting Lender will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

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(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.7, 2.11, 2.18, or 8.3 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.5(h) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Restricted Person shall not be released during the continuance of a Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.3), and (y) the Person providing Cash Collateral and LC Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17 Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 2.2 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).

Section 2.18 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article III or VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.14), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to LC Issuer hereunder; third, if so determined by Administrative Agent or requested by LC Issuer to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment

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of any amounts owing to Lenders or LC Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or LC Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Matured LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Matured LC Obligations were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Matured LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Matured LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.5(c) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.14.

(iv) Reallocation of Percentage Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.13, the “Percentage Share” of each non-Defaulting Lender shall be computed without giving effect to the maximum aggregate amount of the obligation to make Loans and participate in Letters of Credit of that Defaulting Lender; provided, that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the maximum aggregate amount of the Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and LC Issuer agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which conditions may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentage Share (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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ARTICLE III - Payments to Lenders

Section 3.1 General Procedures. Borrower will make each payment which it owes under the Loan Documents to Administrative Agent for the account of Lender to whom such payment is owed. Each such payment must be received by Administrative Agent not later than noon, New York time, on the date such payment becomes due and payable, in lawful money of the United States, without set-off, deduction or counterclaim, and in immediately available funds. Any payment received by Administrative Agent after such time will be deemed to have been made on the next following Business Day. Should any such payment become due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, in the case of a payment of principal or past due interest, interest shall accrue and be payable thereon for the period of such extension as provided in the Loan Document under which such payment is due. Each payment under a Loan Document shall be due and payable at the place provided therein and, if no specific place of payment is provided, shall be due and payable as set forth for Administrative Agent on the Lenders Schedule. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall promptly distribute all money so collected or received, and each Lender (or Lender Counterparty, in the case of Lender Hedging Obligations) shall apply all such money so distributed as follows (except as otherwise provided in Section 8.3):

(a) first, for the payment of all Obligations which are then due (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent or Collateral Agent under Section 6.9 or 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);

(b) then for the prepayment of amounts owing under the Loan Documents (other than principal of the Loans) if so specified by Borrower;

(c) then for the prepayment of principal of the Loans, together with accrued and unpaid interest on the principal so prepaid; and

(d) last, for the payment or prepayment of any other Obligations.

All payments applied to principal or interest on any Loan shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and interest in compliance with Section 2.7. Except as otherwise set forth above, all distributions of amounts described in any of the subsections above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender Party then owes payments to LC Issuer for the purchase of a participation under Section 2.13(c) or to Administrative Agent under Section 10.4, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender Party.

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any Reserve Requirement reflected in the Adjusted Eurodollar Rate) or LC Issuer;

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(ii) subject any Lender or LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.5 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or LC Issuer); or

(iii) impose on any Lender or LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or LC Issuer, Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or LC Issuer determines that any Change in Law affecting such Lender or LC Issuer or any lending office of such Lender or such Lender’s or LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or LC Issuer’s capital or on the capital of such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or LC Issuer’s policies and the policies of such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer or such Lender’s or LC Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or LC Issuer setting forth the amount or amounts necessary to compensate such Lender or LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or LC Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or LC Issuer’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or LC Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or LC Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

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(e) Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other Governmental Authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender, then, upon demand by such Lender, Borrower will pay to Administrative Agent for the benefit of such Lender, from time to time as specified by such Lender, such additional amount or amounts which such Lender shall determine to be appropriate to compensate such Lender or any corporation controlling such Lender in light of such circumstances, to the extent that such Lender reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender’s Loans, Letters of Credit, participations in Letters of Credit or Commitments under this Agreement.

Section 3.3 Illegality. If any Change in Law after the Closing Date shall make it unlawful for any Lender Party to fund or maintain Eurodollar Loans, then, upon notice by such Lender Party to Borrower and Administrative Agent, (a) Borrower’s right to elect Eurodollar Loans from such Lender Party shall be suspended to the extent and for the duration of such illegality, (b) all Eurodollar Loans of such Lender Party which are then the subject of any Borrowing Notice and which cannot be lawfully funded shall be funded as Base Rate Loans of such Lender Party, and (c) all Eurodollar Loans of such Lender Party shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by Law. If any such Conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender Party such amounts, if any, as may be required pursuant to Section 3.4.

Section 3.4 Funding Losses. In addition to its other obligations hereunder, Borrower will indemnify each Lender Party against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by a Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether authorized or required hereunder or otherwise) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether required hereunder or otherwise, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice requesting the Continuation of outstanding Eurodollar Loans as, or the Conversion of outstanding Base Rate Loans to, Eurodollar Loans, if such payment or prepayment prevents such Continuation/ Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice requesting the Continuation of outstanding Eurodollar Loans as, or the Conversion of outstanding Base Rate Loans to, Eurodollar Loans to become effective due to any condition precedent not being satisfied or due to any other action or inaction of any Restricted Person, (d) any Conversion (whether authorized or required hereunder or otherwise) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, or (e) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 3.7(b). Such indemnification shall be on an after-tax basis.

Section 3.5 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such

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payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of subsection (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent, such Lender or LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

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(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If Administrative Agent, a Lender or LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.5, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent, such Lender or LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Administrative Agent, such Lender or LC Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent, such Lender or LC Issuer in the event Administrative Agent, such Lender or LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent, any Lender or LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

(g) FATCA.

(i) If a payment made to a Lender or the LC Issuer under this Agreement would be subject to United States federal withholding tax imposed by FATCA if such Lender or the LC Issuer fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or the LC Issuer shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine that such Lender or the LC Issuer has complied with such Lender’s, or the LC Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(ii) Each Lender and the LC Issuer agree that if any documentation, form or certification previously delivered by it pursuant to the preceding subsection expires or becomes obsolete or inaccurate in any respect, it shall update such documentation, form or certification or promptly notify the Administrative Agent and the Borrower in writing of its legal inability to do so.

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Section 3.6 Alternative Rate of Interest. If prior to the commencement of any Interest Period for a Borrowing of Eurodollar Loans:

(a) Administrative Agent determines that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period (any such determination shall be conclusive absent manifest error); or

(b) Administrative Agent is advised by Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and Lenders by telephone or facsimile as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, (i) any Continuation/Conversion Notice that requests the Conversion of any Borrowing to, or Continuation of any Borrowing as, a Borrowing of Eurodollar Loans shall be ineffective and shall be deemed a request to continue such Borrowing as a Borrowing of Base Rate Loans and (ii) if any Borrowing Notice requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Loans.

Section 3.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender is a Defaulting Lender, or any Lender requests compensation under Section 3.2, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or 3.5, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender is a Defaulting Lender, or if any Lender requests compensation under Section 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to consent to any amendment or waiver request pursuant to Section 10.1, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to Administrative Agent the assignment fee specified in Section 10.5;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Matured LC Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents

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(including any amounts under Section 3.4 unless such Lender is a Defaulting Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 3.7 and to the extent permitted under applicable Law, each Lender hereby designates and appoints Administrative Agent as its true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender is a Defaulting Lender, and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same.

Section 3.8 Payments by Borrower; Presumptions by Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each Lender or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation

ARTICLE IV - Conditions Precedent

Section 4.1 Conditions Precedent to Closing. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a) Administrative Agent shall have received all of the following, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent:

(i) This Agreement and the other documents Lenders are to execute in connection herewith.

(ii) Each Note.

(iii) Each Security Document listed in the Security Schedule.

(iv) Certain certificates including:

(A) An “Omnibus Certificate” of the Secretary of the General Partner, which shall contain an incumbency certificate with the names and

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signatures of the officers of the General Partner authorized to execute Loan Documents on behalf of the General Partner and Restricted Persons and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by Board of Managers of the General Partner, as the general partner of the MLP, and as the sole member of each Restricted Person, in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) the Organizational Documents of General Partner and of each Restricted Person and all amendments thereto, certified by the appropriate official of each such Person’s state of organization, and (3) copies of the internal governance documents of General Partner and each Restricted Person.

(B) A “Compliance Certificate” of the Chief Financial Officer of the General Partner, in which such officer certifies (i) the transactions contemplated by the Merger Agreement have been consummated in accordance in all material respects with the Merger Agreement and applicable Law, (ii) to the satisfaction of the conditions set out in subsections (a), (b), (c) and (d) of Section 4.2, (iii) as of the Closing Date, no Default or Event of Default will exist after giving effect to the initial Borrowing under this Agreement, (iv) as of the Closing Date, except for the Obligations, no Restricted Person will have any outstanding Indebtedness for borrowed money, (iv) that after giving effect to all Loans and Letters of Credit issued pursuant hereto on the Closing Date, Borrower will have at least $29,000,000 of Unused Borrowing Base, (iv) that all material governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby and the continuing operations of the Restricted Parties shall have been obtained and are in full force and effect, and (v) compliance with the financial covenants set forth in Sections 7.12 and 7.13 on a pro forma rolling four quarter basis for the period ending September 30, 2011 (or if financial statements are unavailable for that period, for the period ending June 30, 2011), using a calculation methodology approved by the Administrative Agent.

(b) Administrative Agent shall have received a certificate (or certificates) of the due formation, valid existence and good standing of General Partner and each Restricted Person in their respective states of organization, issued by the appropriate authorities of such jurisdiction, and certificates of Borrower’s and its Subsidiaries’ good standing and due qualification to do business, issued by appropriate officials in any states in which Borrower or it Subsidiaries owns property subject to the Security Documents.

(c) Administrative Agent shall have received the Initial Engineering Report and the Initial Pro Forma Financial Statements and be satisfied with the MLP’s capital structure.

(d) Administrative Agent shall have received originally executed copies of the favorable written opinion of GableGotwals, counsel for Restricted Persons, opining as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Restricted Person hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

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(e) Administrative Agent shall have received title due diligence in form, substance and authorship satisfactory to Administrative Agent with respect to the Restricted Persons’ oil and gas reserves representing at least eighty percent (80%) of the aggregate Present Value of the Restricted Persons’ Proved Reserves.

(f) Certificates evidencing Restricted Persons’ insurance in effect on the Closing Date and showing Administrative Agent as the additional insured and loss payee.

(g) Borrower shall have entered into novation agreements, on terms and conditions satisfactory to Administrative Agent, with respect to the Existing Hedges for which a Lender or Lender Counterparty is not a counterparty.

(h) Borrower shall have paid all commitment, facility, agency and other fees required to be paid and then due to Arranger or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into, including, without limitation, a facility fee, in the amount equal to 0.5% of the initial Borrowing Base and payment of all expenses for which invoices have been presented prior to the Closing Date.

(i) Administrative Agent shall have received Uniform Commercial Code and other lien searches reflecting the absence of other liens and security interests other than those being released or Permitted Liens.

(j) No event or circumstance shall have occurred or be continuing since December 31, 2010 that has had, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Change.

(k) All partnership, corporate and other proceedings taken or to be taken in connection with the Merger Agreement and all documents incidental thereto shall be reasonably satisfactory in form and substance to Administrative Agent and Administrative Agent shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request. and

(l) The Closing Date shall occur on or before December 31, 2011.

Section 4.2 Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first) and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:

(a) All representations and warranties made by any Restricted Person in any Loan Document (including, without limitation, the representations in Sections 5.6 regarding no Material Adverse Change and in Section 5.9 regarding Litigation) shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit (except to the extent that the facts upon which such representations are based have been changed by the extension of credit hereunder) as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit (except such representations and warranties that expressly refer to an earlier date, which shall have been true as of such earlier date).

(b) No Default or Borrowing Base Deficiency shall exist at the date of such Loan or the date of issuance of such Letter of Credit.

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(c) No Material Adverse Change shall have occurred since the date of this Agreement.

(d) Each Restricted Person shall have performed and complied with all agreements and conditions required in the Loan Documents to be performed or complied with by it on or prior to the date of such Loan or the date of issuance of such Letter of Credit.

(e) The making of such Loan or the issuance of such Letter of Credit shall not be prohibited by any Law and shall not subject any Lender or LC Issuer to any penalty or other onerous condition under or pursuant to any such Law.

ARTICLE V - Representations and Warranties

To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce Administrative Agent and each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to Administrative Agent and each Lender on the Closing Date and on each other date specified in this Agreement for representations and warranties to be made that:

Section 5.1 No Default. No Restricted Person is in default in the performance of any of its covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.

Section 5.2 Organization and Good Standing. Each Restricted Person is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby and is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary, except where failure to have such qualification, standing or authorization could not reasonably be expected to cause a Material Adverse Change.

Section 5.3 Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.

Section 5.4 No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the Organizational Documents of any Restricted Person, or (3) any agreement, judgment, license, order or permit applicable to or binding upon any Restricted Person, (ii) result in the acceleration of any Indebtedness owed by any Restricted Person, or (iii) result in or require the creation of any Lien upon any assets or properties of any Restricted Person except as expressly contemplated or permitted in the Loan Documents. Except as expressly contemplated in the Loan Documents (including the Disclosure Schedule) no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents.

Section 5.5 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person to the

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extent it is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

Section 5.6 Initial Proforma Financial Statements. Restricted Persons have heretofore delivered to each Lender true, correct and complete copies of the Initial Proforma Financial Statements. The Initial Proforma Financial Statements were prepared in good faith based upon assumptions specified therein. Since December 31, 2010, no Material Adverse Change has occurred.

Section 5.7 Intentionally Deleted.

Section 5.8 Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Restricted Person (other than industry-wide risks normally associated with the types of businesses conducted by Restricted Persons) that has not been disclosed to each Lender in writing which would reasonably be expected to cause a Material Adverse Change. There are no material statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report and any budgets, business plans and other projected or estimated information are necessarily based upon professional opinions, assumptions, estimates and projections and that Borrower does not warrant that such opinions, assumptions, estimates and projections will ultimately prove to have been accurate. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

Section 5.9 Litigation. Except as disclosed in the Disclosure Schedule or in a Disclosure Report: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Restricted Person threatened, against any Restricted Person before any Governmental Authority which could cause a Material Adverse Change, (ii) no Restricted Person has any contingent obligations, and (iii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or any Restricted Person’s stockholders, partners, members, directors or officers which could cause a Material Adverse Change.

Section 5.10 Labor Disputes and Acts of God. Except as disclosed in the Disclosure Schedule or a Disclosure Report, neither the business nor the properties of any Restricted Person has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Change.

Section 5.11 ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule or a Disclosure Report. Except as disclosed in the Disclosure Schedule or a Disclosure Report, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or a Disclosure Report: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $1,000,000.

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Section 5.12 Environmental and Other Laws. Except as disclosed in the Disclosure Schedule or a Disclosure Report and except to the extent that any of the following could not reasonably be expected to result in a Material Adverse Change: (a) Restricted Persons are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Restricted Person is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Restricted Person (and to the best knowledge of Borrower, no other Person) has filed any notice under any Law indicating that any Restricted Person is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Restricted Person; (d) no Restricted Person has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Restricted Person for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Restricted Person otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Restricted Person undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the property and any potential environmental liabilities associated therewith.

Section 5.13 Names and Places of Business. No Restricted Person has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in the Disclosure Schedule. Except as otherwise indicated in the Disclosure Schedule or a Disclosure Report, the chief executive office and principal place of business of each Restricted Person are (and for the preceding five years have been) located at the address of Borrower set out on the signature pages hereto. Except as indicated in the Disclosure Schedule or a Disclosure Report, no Restricted Person has any other office or place of business.

Section 5.14 Borrower’s Subsidiaries. Except as disclosed on the Disclosure Schedule or a Disclosure Report, Borrower does not have any Subsidiary or own any stock in any other corporation or association. Neither Borrower nor any Restricted Person is a member of any general or limited partnership, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule.

Section 5.15 Title to Properties; Licenses. Each Restricted Person has good and defensible title to, or valid leasehold interests in, all of the Collateral owned or leased by such Restricted Person and all of its other material properties and assets necessary or used in the ordinary conduct of its business, free and clear of all Liens, encumbrances, or adverse claims other than Permitted Liens, except that no representation or warranty is made with respect to any oil, gas or mineral property or interest to which no proved oil or gas reserves are properly attributed. After giving full effect to all Permitted Liens, the Restricted Persons own the net interests in production attributable to the wells and units evaluated in the Initial Engineering Report. Upon delivery of each Engineering Report furnished to the Lenders pursuant

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to Sections 6.2(d) and (e), the statements made in the preceding sentences of this section and in Section 5.20 shall be true with respect to the Oil and Gas Properties covered by such Engineering Report. After giving full effect to all Permitted Liens, the ownership of such properties does not in the aggregate in any material respect obligate Borrower or any other Restricted Person to bear the costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interest of Borrower in such properties set forth in the Initial Engineering Report. Each Restricted Person has paid all royalties payable under the oil and gas leases to which it is operator, except those contested in accordance with the terms of the applicable joint operating agreement, otherwise contested in good faith by appropriate proceedings, or otherwise withheld under circumstances normal in the industry. Upon delivery of each Engineering Report furnished to Administrative Agent pursuant to Section 6.2, the statements made in the preceding sentences of this Section 5.15 shall be true with respect to the Oil and Gas Properties covered by such Engineering Reports as of the date such reports are delivered to Administrative Agent. Each Restricted Person possesses all material licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are reasonably necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property, except for any such violation that, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Change.

Section 5.16 Government Regulation. Neither Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Federal Power Act, or the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

Section 5.17 Insider. No Restricted Person, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of any Restricted Person, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.

Section 5.18 Solvency. Upon giving effect to the making of Loans, the execution of the Loan Documents by Borrower and the consummation of the transactions contemplated hereby, each Restricted Person will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws).

Section 5.19 Leases and Contracts; Performance of Obligations. The leases, contracts, servitudes and other agreements forming a part of the Oil and Gas Properties of the Restricted Persons covered by the Initial Engineering Report and each subsequent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of such Oil and Gas Properties, have been properly and timely paid except where the failure to do so would not materially adversely affect any material lease, contract, servitude or other agreement. No Restricted Person is in default with respect to its obligations (and no Restricted Person is aware of any default by any third party with respect to such third party’s obligations) under any such leases, contracts, servitudes and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of such Oil and Gas Properties, where such default would reasonably be expected to materially adversely affect the ownership or operation of such Oil and Gas Properties. No Restricted Person is

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currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, and no Restricted Person has to its knowledge any liability (or alleged liability) to account for the same on any such less favorable basis.

Section 5.20 Sale of Production. No Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Restricted Person other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on the Disclosure Schedule in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made with third parties not affiliated with Restricted Persons. Each Restricted Person is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on the Disclosure Schedule that is computed in accordance with the terms of such contract, and no Restricted Person is having deliveries of production from such Oil and Gas Property curtailed substantially below such property’s delivery capacity. No Restricted Person, nor any Restricted Person’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof. Except as set forth in the Disclosure Schedule, and to the best knowledge of the Restricted Persons, on a net basis there are no gas imbalances, take or pay or other prepayments that would require the Restricted Persons to deliver, in the aggregate, one fourth of one percent (0.25%) or more of their aggregate Proved Reserves at some future time without then or thereafter receiving full payment therefor. No Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to the best of Borrower’s knowledge, no facts exist which might cause the same to be imposed.

Section 5.21 Operation of Oil and Gas Properties. The Oil and Gas Properties (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens. No Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and (ii) none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable Laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). Except as set forth in the Disclosure Schedule, there are no dry holes, or otherwise inactive wells, located on the Oil and Gas Properties or on lands pooled or unitized therewith, except for wells that have been properly plugged and abandoned. Each Restricted Person has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Property, and no Restricted Person has received notice of any violations in respect of any such licenses or permits.

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Section 5.22 Ad Valorem and Severance Taxes. Each Restricted Person has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom, in each case to the extent such taxes are due and payable, except for (i) those being disputed in good faith by appropriate proceedings and for which appropriate reserves have been established on such Restricted Person’s financial statements in accordance with GAAP or (ii) to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Change.

Section 5.23 Hedging Contracts. As of the Closing Date, Borrower is not a party to any Hedging Contract, except for those Hedging Contracts of Borrower described in Section 5.23 of the Disclosure Schedule. Such Hedging Contracts are in full force and effect, and no “Event of Default” or “Termination Event” has occurred that is continuing thereunder.

ARTICLE VI - Affirmative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments under this Agreement, unless Required Lenders agree otherwise:

Section 6.1 Payment and Performance. Borrower will pay all amounts due under the Loan Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition in the Loan Documents. Borrower will cause each other Restricted Person to observe, perform and comply with every such term, covenant and condition.

Section 6.2 Books, Financial Statements and Reports. Each Restricted Person will at all times maintain full and accurate books of account and records. Borrower will maintain and cause its Subsidiaries to maintain a standard system of accounting and will furnish, or cause the MLP to furnish, the following statements and reports to Administrative Agent at Borrower’s expense:

(a) As soon as available but in any event in accordance with then applicable Law and not later than the first to occur of (i) the 15th day after annual financial statements are required to be delivered to the SEC and (ii) the 120th day after the end of the MLP’s Fiscal Year, beginning with the Fiscal Year ended December 31, 2011, the MLP’s audited Consolidated balance sheet and related statements of operations, partners’ equity and cash flows as of the end of and for such Fiscal Year, together with the notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Grant Thornton, L.L.P. or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the MLP and its Consolidated Subsidiaries (including the Borrower) on a Consolidated basis in accordance with GAAP consistently applied; provided that the timely filing with the SEC of the MLP’s annual report on Form 10-K will satisfy the reporting requirements of this Section.

(b) For each of the first three Fiscal Quarters of the MLP’s Fiscal Year, as soon as available, but in any event in accordance with then applicable Law and not later than the first to occur of (i) the 15th day after quarterly financial statements are required to be delivered to the SEC and (ii) the 60th day after the end of the first three Fiscal Quarters of each Fiscal Year of the MLP, the MLP’s Consolidated balance sheet and related statements of operations, partners’

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equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by the chief financial officer of the MLP as presenting fairly in all material respects the financial condition and results of operations of the MLP and its Consolidated Subsidiaries on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the timely filing with the SEC of the MLP’s quarterly reports on Form 10-Q will satisfy the reporting requirements of this Section.

(c) Borrower will, together with each set of financial statements furnished under subsections (a) and (b) of this section, furnish a certificate in the form of Exhibit E signed by the chief financial officer of the General Partner stating that such financial statements are accurate and complete (subject to normal year-end adjustments in the case of financial statements delivered pursuant to subsection (b)), stating that he has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.3, 7.12, and 7.13 and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(d) By March 31 of each year, beginning March 31, 2012, an Engineering Report prepared as of the preceding December 31 by petroleum engineers who are employees of Borrower or an Affiliate of Borrower and audited by Cawley Gillespie & Associates, Inc. or any other independent petroleum engineers chosen by Borrower and reasonably acceptable to Administrative Agent, concerning all Oil and Gas Properties and interests owned by any Restricted Person which are located in or offshore of the United States and which have attributable to them proved oil or gas reserves. This report shall be satisfactory to Administrative Agent, shall take into account any “over-produced” status under gas balancing arrangements, and shall contain information and analysis comparable in scope to that contained in the Initial Engineering Report. This report shall project monthly production volumes attributable to such Oil and Gas Properties and interests.

(e) By September 30 of each year, commencing September 30, 2012, and promptly following notice of an additional Borrowing Base redetermination under Section 2.9, an Engineering Report prepared as of the preceding June 30 (or the first day of the preceding calendar month in the case of an additional redetermination) by petroleum engineers who are employees of Borrower or an Affiliate of Borrower, together with (i) a reconciliation from the previous Engineering Report and (ii) any accompanying report on property sales, property purchases and changes in categories, both in form and scope as the reports required by clause (d) above.

(f) Concurrently with any delivery of financial statements under subsections (a) and (b) of this section, furnish a certificate of the chief financial officer of the General Partner, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Quarter or Fiscal Year, a true and complete list of all Hedging Contracts of the Borrower and each of its Subsidiaries, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement.

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(g) Concurrently with the delivery of any Engineering Report to the Administrative Agent pursuant to Subsection 6.2(d) or (e), a report setting forth, for each calendar month during the then current fiscal year to date, on a field by field, or unit by unit, summary basis and an aggregate summary basis (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and (ii) the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(h) Within fifteen (15) days after any material changes in insurance coverage by the Restricted Persons, a report describing such changes, and, within thirty (30) days after the end of each Fiscal Year, a report describing the insurance coverage of the Restricted Persons and certifying compliance with Section 6.8. In addition, the Restricted Persons will, together with each report describing any material changes in insurance coverage by the Restricted Persons, provide a new insurance certificate, naming Administrative Agent as an additional insured or loss payee, as appropriate.

(i) Promptly after the same become publicly available, copies of all periodic and other reports, any proxy statements and other materials filed by the MLP or any other Restricted Person with the SEC, or with any national or foreign securities exchange, or distributed by the MLP or any Restricted Person to its Equity holders generally, as the case may be; provided that the timely filing with the SEC of any such materials or the posting of such documents (or providing a link thereto) on the MLP’s or such other Restricted Person’s website on the Internet at the MLP’s or such other Restricted Person’s website address will satisfy the reporting requirements of this section.

(j) Contemporaneously with the delivery of financial statements for the first Fiscal Quarter of each Fiscal Year under Section 6.2(b), an annual budget of the Restricted Persons in form and detail reasonably satisfactory to the Administrative Agent.

Section 6.3 Other Information and Inspections. Each Restricted Person will furnish to Administrative Agent any information which Administrative Agent may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents, any Collateral, or any matter in connection with Restricted Persons’ businesses, properties, prospects, financial condition and operations. Each Restricted Person will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect upon reasonable prior notice and during normal business hours any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and, subject to any confidentiality requirements that any of the applicable Restricted Persons may be bound by, to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and representatives.

Section 6.4 Notice of Material Events and Change of Address. Borrower will promptly notify Administrative Agent in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Change,

(b) the occurrence of any Default,

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(c) the acceleration of the maturity of any Indebtedness owed by any Restricted Person or of any default by any Restricted Person under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause a Material Adverse Change,

(d) the occurrence of any Termination Event,

(e) any claim of $2,000,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Restricted Person or with respect to any Restricted Person’s properties,

(f) the filing of any suit or proceeding against any Restricted Person in which an adverse decision could cause a Material Adverse Change, and

(g) the acquisition or creation of any Subsidiary of Borrower.

Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Borrower will also notify Administrative Agent and Administrative Agent’s counsel in writing at least twenty Business Days prior to the date that any Restricted Person changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent and its counsel to prepare the same.

Section 6.5 Maintenance of Properties. Each Restricted Person will maintain, preserve, protect, and keep, or will cause to be maintained, preserved, protected and kept, all Collateral and all other property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws (except to the extent any such applicable Laws are being contested in good faith and by appropriate proceedings and the failure to so comply could not reasonably be expected to cause a Material Adverse Change), and will from time to time make, or cause to be made, all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be promptly and advantageously conducted at all times. Without limiting the foregoing, each Restricted Person will maintain the Hedging Contracts specified in Section 5.23.

Section 6.6 Maintenance of Existence and Qualifications. Subject to Sections 7.4 and 7.5, each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Change.

Section 6.7 Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all required tax returns; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property; (c) pay within ninety (90) days past the original invoice billing date therefor all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity or amount thereof by appropriate proceedings and has set aside on its books adequate reserves therefor.

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Section 6.8 Insurance.

(a) Each Restricted Person shall at all times maintain or cause to be maintained (at its own expense) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons (but of at least the types and in such amounts as are specified in the Insurance Schedule). The loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent, as agent for the Lenders, as an “additional insured” and provide that the insurer will endeavor to give at least thirty (30) days prior notice of any cancellation to the Administrative Agent.

(b) Each Restricted Person will, if so requested by Administrative Agent, deliver to Administrative Agent original or duplicate policies of such insurance.

(c) Reimbursement under any liability insurance maintained by Restricted Persons pursuant to this section may be paid directly to the Person who has incurred the liability covered by such insurance. With respect to any loss involving damage to Collateral as to which subsection (d) of this section is not applicable, each Restricted Person will make or cause to be made the necessary repairs to or replacements of such Collateral, and any proceeds of insurance maintained by each Restricted Person pursuant to this section shall be paid to such Restricted Person by Administrative Agent as reimbursement for the costs of such repairs or replacements as such repairs or replacements are made or acquired.

(d) Upon the occurrence and during the continuance of an Event of Default, all insurance payments in respect of such Collateral shall be paid to Administrative Agent and applied as specified herein.

Section 6.9 Performance on Borrower’s Behalf. If any Restricted Person fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Loan Document, Administrative Agent may pay the same. Borrower shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date paid by Administrative Agent.

Section 6.10 Interest. Borrower hereby promises to each Lender Party to pay interest at the Default Rate applicable to Base Rate Loans on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender but excluding principal of, and interest on, any Loan, and any Matured LC Obligation, interest on which is covered by Section 2.5 and 2.13(a)) which Borrower has in this Agreement promised to pay to such Lender Party and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

Section 6.11 Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each material indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other material instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto, including ERISA Laws (except to the extent any such applicable Laws are being contested in good faith and by appropriate proceedings and the failure to so comply could not reasonably be expected to cause a Material Adverse Change). Each Restricted Person will cause all licenses and permits reasonably necessary or appropriate for the conduct of its business and the ownership and operation of its property used and useful in the conduct of its business to be at all times maintained in good standing and in full force and effect.

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Section 6.12 Environmental Matters; Environmental Reviews.

(a) Each Restricted Person will (i) comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person and all contractual obligations and agreements with respect to environmental remediation or other environmental matters where the failure to comply could be reasonably expected to cause a Material Adverse Change, (ii) obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and maintain such authorizations in full force and effect except where the failure to obtain or maintain any such permit, license or other authorization could be reasonably expected to cause a Material Adverse Change. No Restricted Person will do anything or permit anything to be done which will subject any of its properties to any remedial obligations under, or result in noncompliance with applicable permits and licenses issued under, any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances. Upon Administrative Agent’s reasonable request, at any time and from time to time, Borrower will provide at its own expense an environmental inspection of any of the Restricted Persons’ material real properties and audit of their environmental compliance procedures and practices, in each case from an engineering or consulting firm approved by Administrative Agent.

(b) Borrower will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Borrower, or of which it has notice, pending or threatened against Borrower, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business if the Borrower reasonably anticipates that such action will result in liability in excess of $2,000,000, not fully covered by insurance or other means of recovery or reimbursement acceptable to the Administrative Agent, subject to normal deductibles.

(c) Borrower will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Borrower in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

Section 6.13 Evidence of Compliance. Each Restricted Person will furnish to each Lender at such Restricted Person’s or Borrower’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Restricted Person in the Loan Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

Section 6.14 Agreement to Deliver Security Documents. Borrower agrees to deliver and to cause each Restricted Person to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests in any personal property and with respect to at least 80% of the Proved Reserves now owned or hereafter acquired by any Restricted Person. Borrower agrees to deliver and to cause each other Restricted Person

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to deliver, whenever requested by Administrative Agent, in its sole and absolute discretion, transfer orders or letters in lieu thereof with respect to the production and proceeds of production from the Collateral, in form and substance satisfactory to Administrative Agent.

Section 6.15 Additional Collateral. In connection with each redetermination of the Borrowing Base, Borrower shall review the applicable Engineering Report and the list of Oil and Gas Properties encumbered by the Security Documents in place at such time to ascertain whether eighty percent (80%) of the Proved Reserves owned by each Restricted Person described in such Engineering Report are then encumbered by such Security Documents, after giving effect to exploration and production activities, acquisitions, dispositions and production. If such Oil and Gas Properties do not represent at least eighty percent (80%) of the Proved Reserves owned by any such Restricted Person, then within forty-five (45) days after such Determination Date, the Borrower shall, and cause the Restricted Persons to, deliver deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests (subject only to Permitted Liens) in and to additional Oil and Gas Properties not already encumbered by a Security Document such that after giving effect thereto, the Proved Reserves so encumbered will equal at least eighty percent (80%) of such total value. Prior to the granting of such Liens, Borrower will furnish to Administrative Agent title opinions or other title evidence, in form, substance and authorship satisfactory to Administrative Agent, concerning such properties as may be requested by Administrative Agent and will furnish all other documents and information relating to such properties as Administrative Agent may reasonably request.

Section 6.16 Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver, and will cause each other Restricted Person from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Restricted Persons in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.

Section 6.17 Bank Accounts; Offset. To secure the repayment of the Obligations Borrower hereby grants to each Lender, LC Issuer, and each of their respective Affiliates, a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, Liens, and rights of any Lender, LC Issuer or any of their respective Affiliates, at common Law, under the Loan Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower now or hereafter held or received by or in transit to any Lender, LC Issuer, or any of their respective Affiliates, from or for the account of Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower with any Lender, LC Issuer, or any of their respective Affiliates, and (c) any other credits and claims of Borrower at any time existing against any Lender, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Event of Default, each Lender, LC Issuer, and each of their respective Affiliates, is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to Borrower), any and all items hereinabove referred to; irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such items. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

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Section 6.18 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, Restricted Persons are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred, Restricted Persons may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by Restricted Persons or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether intentional or inadvertent, by Administrative Agent, Collateral Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to Restricted Persons constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

Section 6.19 Mortgaged Property Covenants. As used in this section, the terms “Mortgaged Property”, “Permitted Liens”, “Production” and “Property” mean, respectively, all “Mortgaged Property”, “Permitted Liens”, “Production” and “Property” as defined in any Mortgage, and the term “Mortgagor” means each “Mortgagor” as defined in any Mortgage. Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

Section 6.20 Leases and Contracts; Performance of Obligations. Each Restricted Person will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property covered by the Initial Engineering Report and each subsequent Engineering Report, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Restricted Person will timely perform all of its material obligations thereunder. Each Restricted Person will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any such Oil and Gas Property. Each Restricted Person will promptly notify Administrative Agent of any claim (or any conclusion by such Restricted Person) that such Restricted Person is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Restricted Person than proceeds received by such Restricted Person (calculated at the well) from sale of production, if such claim or conclusion, if resolved adversely to such Restricted Person, could reasonably be expected to cause a Material Adverse Change.

Section 6.21 Representation to Continue to be True. Each Restricted Person will carry out its sales of production, will operate (or use its best efforts to cause to be operated) the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, in such a way that

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the representations and warranties in Sections 5.20 through 5.23 remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

Section 6.22 Guaranties of Borrower’s Subsidiaries.

(a) Borrower shall immediately notify Administrative Agent in writing of the existence, creation, or acquisition of any Subsidiary of Borrower and shall furnish Administrative Agent with all relevant information with respect to each such Subsidiary. Each Subsidiary of Borrower now existing or created, acquired or coming into existence after the Closing Date shall, promptly upon request by Administrative Agent, execute and deliver to Administrative Agent an absolute and unconditional guaranty of the timely repayment of the Obligations and the due and punctual performance of the obligations of Borrower hereunder, which guaranty shall be reasonably satisfactory to Administrative Agent in form and substance. Borrower will cause each of its Subsidiaries to deliver to Administrative Agent, simultaneously with its delivery of such a guaranty, written evidence reasonably satisfactory to Administrative Agent and its counsel that such Subsidiary has taken all company action necessary to duly approve and authorize its execution, delivery and performance of such guaranty and any other documents which it is required to execute and such Subsidiary will comply with Section 6.14.

(b) To the extent any mortgaged property of a Subsidiary comprises a “building” or a “mobile home” (each as defined in Regulation H promulgated under the Flood Insurance Laws), the Borrower shall provide to the Administrative Agent concurrently with the delivery of any mortgage in favor of the Administrative Agent (i) a standard flood hazard determination form for the applicable mortgaged property and (ii) if any such applicable mortgaged property is located in an area designated as a “special flood hazard area” by the Federal Emergency Management Agency (or any successor agency), evidence of flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the Flood Insurance Laws (if applicable).

ARTICLE VII - Negative Covenants

To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower warrants, covenants and agrees that until the full and final payment of the Obligations (other than contingent indemnification obligations) and the termination of the Commitments under this Agreement, unless Required Lenders agree otherwise:

Section 7.1 Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:

(a) the Obligations.

(b) Indebtedness in respect of Hedging Contracts permitted under Section 7.3.

(c) Indebtedness listed on Schedule 7.1; provided, that, the amount of such Indebtedness may not be increased.

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(d) Indebtedness in the form of obligations for the deferred purchase price of property or services incurred in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established.

(e) Indebtedness secured by the Liens permitted under paragraph (h) of Section 7.2 in an aggregate amount not to exceed $2,000,000 as to all Restricted Persons at any time.

(f) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties.

(g) Indebtedness not otherwise permitted under this Section 7.1 in an aggregate amount not to exceed $2,000,000 as to all Restricted Persons at any time.

Section 7.2 Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except, to the extent not otherwise forbidden by the Security Documents, the following (“Permitted Liens”):

(a) statutory Liens for taxes, assessments or other governmental charges or levies which are not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP.

(b) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like Liens which do not secure Indebtedness, in each case only to the extent arising in the ordinary course of business and only to the extent securing obligations which are not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP.

(c) minor defects and irregularities in title to any property, so long as such defects and irregularities neither secure Indebtedness nor materially impair the value of such property or the use of such property for the purposes for which such property is held.

(d) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature (excluding appeal bonds) incurred in the ordinary course of business.

(e) Liens under the Security Documents.

(f) Liens which are (i) expressly subordinate and inferior to the Liens under the Security Documents pursuant to subordination provisions acceptable to Administrative Agent, and (ii) expressly consented to in writing by Borrower, the Administrative Agent, and the Required Lenders.

(g) with respect only to property subject to any particular Security Document, Liens burdening such property which are expressly allowed by such Security Document.

(h) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by a Restricted Person in the ordinary course of business prior to or at the time of such Restricted Person’s acquisition of such equipment; provided, that, the Indebtedness secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other assets of any Restricted Person, and (iii) is not increased in amount.

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(i) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the relevant Restricted Person to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;

(j) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness for borrowed money and that are taken into account in computing the net revenue interests and working interests of any Restricted Person warranted in the Security Documents.

(k) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of any Restricted Person.

(l) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of any Restricted Person warranted in the Security Documents, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held by any Restricted Person or materially impair the value of such property subject thereto.

(m) easements, rights-of-way, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any Restricted Person or materially detract from the value or use of the property to which they apply.

(n) Liens described in Schedule 7.2

Section 7.3 Hedging Contracts.

(a) No Restricted Person will be a party to or in any manner be liable on any Hedging Contract entered into for speculative purposes.

(b) No Restricted Person will be a party to or in any manner be liable on any Hedging Contract entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons, except (A) the Existing Hedging Contracts and (B) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons, provided that at all times the aggregate monthly production covered by such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent and excluding for purposes hereof any floor or put contracts that do not require any Restricted Person to deliver oil or gas) for any single month does not in the aggregate exceed 85% of the projected production of oil and gas from Restricted Persons’ Proved Reserves (as reflected in the most recently delivered Engineering Report acceptable to the Administrative Agent); provided Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves collectively shall at no time account for more than 25% of the calculated Proved Reserves and with all such amounts computed on a semi-annual basis and calculated separately for oil and gas as such Proved Reserves are projected in the most recent report

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delivered pursuant to Section 6.2(d) or (e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports satisfactory to Administrative Agent; provided further that the aggregate amount of all such Hedging Contracts shall not exceed ninety percent (90%) of actual oil or gas production, calculated separately, for the last month for which information relating to actual oil and gas production is available (or if as a result of a force majeure event the foregoing limitations are breached, then in any given three consecutive month period), and (3) each such contract is with a Lender Counterparty, provided that a floor or put may be entered into by a Restricted Person with a counterparty that is not a Lender Counterparty if such floor or put is with an Approved Counterparty, provided further, that if an Approved Counterparty has been downgraded so that it no longer has senior unsecured long-term debt obligations rated A- or A3 or better, respectively, by either Rating Agency, then the value of such floor or put will be excluded in determining the Borrowing Base.

(c) In addition to Hedging Contracts entered into by a Restricted Person for the purpose and effect of fixing prices on oil or gas expected to be produced by Restricted Persons provided for in subsection (b) above, in connection with a pending acquisition by a Restricted Person of Oil and Gas Properties (a “Pending Acquisition”), such Restricted Person may enter into Hedging Contracts for Oil and Gas Properties reasonably believed to be acquired by such Restricted Person in connection with such Pending Acquisition provided (i) the Hedging Contracts complies with the requirements of subsection (b) above after giving pro forma effect to the acquisition contemplated thereby, (ii) such Restricted Person has entered into a signed purchase and sale or comparable agreement with the prospective seller of the Oil and Gas Properties to be covered by such Hedging Contract (the “Subject PSA”), (iii) Facility Usage at the time such Hedging Contract is entered into (and after giving pro forma effect to any anticipated Loans or Letters of Credit to be issued in connection with such Restricted Person’s acquisition of such Oil and Gas Properties in connection with such Pending Acquisition) does not and will not exceed 90%, and (iv) any Hedging Contracts entered into in connection with a Pending Acquisition in excess of those allowed pursuant to subsection (b) above are terminated if the Pending Acquisition is not consummated within 5 Business Days of the earlier to occur of (1) the 90th day after the effective date of the Subject PSA and (2) the date any Restricted Person believes in good faith with reasonable certainty that the Pending Acquisition will not be consummated.

(d) No Restricted Person will be a party to or in any manner be liable on any Hedging Contract that is entered into with the purpose and effect of hedging interest rates except (A) with respect to Hedging Contracts converting interest rates from a fixed rate to a floating rate, the notional amount of such Hedging Contract (when aggregated with all other Hedging Contracts of such Restricted Person then in effect effectively converting interest rates from a fixed rate to a floating rate) may not exceed 75% of the then anticipated outstanding principal balance of such Restricted Person’s Indebtedness for borrowed money which bears interest at a fixed rate, provided the fixed rate index of each such Hedging Contract generally matches the index used to determine the fixed rates of interest on the corresponding Indebtedness to be hedged by such Hedging Contract and (B) with respect to Hedging Contracts converting interest rates from a floating rate to a fixed rate, the notional amount of such Hedging Contract (when aggregated with all other Hedging Contracts of such Restricted Person then in effect effectively converting interest rates from a floating rate to a fixed rate) may not exceed 75% of the then outstanding principal amount of such Restricted Person’s Indebtedness for borrowed money which bears interest at a floating rate, provided the floating rate index of each such Hedging Contract generally matches the index used to determine the floating rates of interest on the corresponding Indebtedness to be hedged by such Hedging Contract, provided further that in connection with Hedging Contracts described in clauses (A) and (B) of this subsection, each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who is reasonably acceptable to the Administrative Agent.

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Section 7.4 Limitation on Mergers, Issuances of Securities. No Restricted Person will merge or consolidate with or into any other Person, except that any Subsidiary of Borrower may be merged into or consolidated with (a) another Subsidiary of Borrower, so long as a Guarantor is the surviving business entity, or (b) Borrower, so long as Borrower is the surviving business entity. No Restricted Person other than the MLP will issue any additional Equity except to Borrower or another wholly-owned Subsidiary of Borrower; provided, however that Borrower may issue additional membership interests, or options or warrants to acquire such interests. No Subsidiary of Borrower will allow any diminution of Borrower’s interest (direct or indirect) therein.

Section 7.5 Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate, or dispose of any of its material assets or properties or any material interest therein, or discount, sell or assign any notes payable to it, accounts receivable or future income, except, to the extent not otherwise forbidden under the Security Documents:

(a) equipment which is worthless or obsolete or which is replaced by equipment of equal suitability and value;

(b) inventory (including oil and gas sold as produced and seismic data) which is sold in the ordinary course of business on ordinary trade terms;

(c) farmouts of undeveloped acreage and assignments in connection with such farmouts, in each case, in the ordinary course of business;

(d) sales of Proved Reserves between Determination Dates and included on the most recently delivered Engineering Report for fair consideration to a Person who is not an Affiliate not in the aggregate in excess of five percent (5.0%) of the Borrowing Base then in effect, the sale of which will not materially impair or diminish the value of the Collateral or Borrower’s Consolidated financial condition, business or operations;

(e) any Oil and Gas Property to which no Proved Reserves are attributed or which is not included in the most recently delivered Engineering Report, provided that no Default or Borrowing Base Deficiency exists or would result therefrom; and

(f) so long as no Event of Default has occurred and is continuing, or would exist after giving effect thereto, sales and other dispositions of property not permitted by Sections 7.5(a) through (e) above having a fair market value not to exceed $5,000,000.00 in the aggregate in any 12-month period.

No Restricted Person will abandon or consent to the abandonment of, any oil or gas well constituting Collateral so long as such well is capable (or is subject to being made capable through drilling, reworking or other operations which would be commercially feasible to conduct) of producing oil, gas, or other hydrocarbons or other minerals in paying quantities (without regard to the burden of the Security Documents) and a reasonable and prudent operator (acting without regard to the burden of the Security Documents) would undertake repair operations to restore the productivity of such well. No Restricted Person will elect not to participate in a proposed operation on any Oil and Gas Property constituting Collateral where the effect of such election would be the forfeiture either temporarily (e.g., until a certain sum of money is received out of the forfeited interest) or permanently of any interest in the Collateral.

Section 7.6 Limitation on Restricted Payments. The Borrower will not, and will not permit any other Restricted Person to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its Equity holders or make any distribution of its property to its Equity holders, except (i) the MLP may declare and pay Restricted Payments with respect to its Equity interests

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payable solely in additional units of its Equity interests, (ii) Borrower and Borrower’s Subsidiaries may declare and pay Restricted Payments ratably with respect to their Equity interests, (iii) Restricted Persons may make Restricted Payments pursuant to and in accordance with stock and unit option plans or other benefit plans for management, directors or employees of the MLP and its Subsidiaries, (iv) so long as no Borrowing Base Deficiency or Event of Default has occurred and is continuing, or would exist after giving effect to any proposed Restricted Payment, the MLP may make Restricted Payments of Available Cash to holders of its Equity interests in compliance with the terms of its Organizational Documents; provided that the making of any such Restricted Payment under this clause (iv) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof that the conditions set forth in this clause (iv) have been met and (v) the Borrower and Restricted Persons shall be permitted to make all Restricted Payments associated with the initial public offering of the MLP, including distributing cash and common units to the Contributing Parties, repaying in full the outstanding borrowings under existing credit facilities, issuing common units to the public, and issuing general partner units to the General Partner.

Section 7.7 Limitation on Investments; Nature of Business. (a) Except for Investments set forth on the Disclosure Schedule, the Restricted Persons will not make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:

(i) accounts receivable arising in the ordinary course of business;

(ii) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(iii) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by a Rating Agency;

(iv) deposits maturing within one year from the date of creation thereof, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by either Ratings Agency, respectively;

(v) deposits in money market funds investing primarily in Investments described in Section 7.7(a)(ii), (iii) or (iv);

(vi) repurchase agreements of a commercial bank in the United States if the commercial paper of such bank or of the bank holding company of which such bank is a wholly owned subsidiary is rated in the highest rating categories of a Rating Agency, or any other rating agency satisfactory to the Required Lenders, that are fully secured by securities described in Section 7.7(a)(ii);

(vii) Investments made by the MLP in or to Borrower or made by the Borrower in or to any of its Subsidiaries or made by any Subsidiary of the Borrower in or to the Borrower or any other Subsidiary of Borrower, including, in each case any Person which will, substantially contemporaneously with such Investment, become a Subsidiary of Borrower;

(viii) Investments received in settlement of debts owing to any Restricted Person as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any claim or Lien in favor of the Borrower or any of its Subsidiaries;

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(ix) subject to the limits in Section 7.7(b), Investments related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States;

(x) subject to the limits in Section 7.7(b), Investments (including, without limitation, capital contributions), in general or limited partnerships or other types of entities or joint ventures (each a “Venture”) entered into by one or more Restricted Persons with others for the purpose of constructing and operating gathering and pipeline systems, treatment facilities, compression facilities and other related facilities for the treatment, transportation or storage of hydrocarbons on any of the Restricted Persons’ Oil and Gas Properties; provided that such Venture interests acquired and capital contributions made (valued as of the date such interest was acquired or the contribution made) do not exceed, in the aggregate at the time of making thereof (net of any subsequent dispositions), an amount equal to $2,000,000;

(xi) loans or advances to employees, officers or directors in the ordinary course of business of the Borrower or any of the Restricted Persons, in each case only as permitted by applicable Law, but in any event not to exceed $1,000,000 in the aggregate at any time;

(xii) Investments arising from the endorsement of financial instruments in the ordinary course of business;

(xiii) indemnities and other contingent obligations in respect of liabilities (other than Indebtedness) of another Person under capital markets underwriting, engagement and commitment agreements, under purchase and/or sale agreements or under agreements that are customary in the oil and gas business; and

(xiv) other Investments not to exceed $2,000,000 in the aggregate at any time.

(b) The Restricted Persons shall not allow any material change to be made in the character of their business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any of its Subsidiaries to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 7.8 Limitation on Credit Extensions. Except for Cash Equivalents, no Restricted Person will extend credit, make advances or make loans other than (i) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, and (ii) loans to, and Investments in, Restricted Persons.

Section 7.9 Transactions with Affiliates. No Restricted Person will engage in any material transaction with any of its Affiliates other than on fair and reasonable terms substantially as favorable to the applicable Restricted Person as would be obtainable by such Restricted Person at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that such restriction shall not apply to transactions among Borrower and its wholly-owned Subsidiaries.

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Section 7.10 Prohibited Contracts; Multiemployer ERISA Plans. Except as expressly provided for in the Loan Documents, no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of any Restricted Person to: (i) make Restricted Payments to Borrower, (ii) to redeem equity interests held in it by Borrower, (iii) to repay loans and other Indebtedness owing by it to Borrower, or (iv) to transfer any of its assets to Borrower. No Restricted Person will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Restricted Person will amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of Administrative Agent or any Lender under or acquired pursuant to any Security Documents. Borrower will not amend or modify any contract for gas gathering or processing services, other than administrative changes that do not change the material value or term of such contract. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

Section 7.11 Subsidiaries. Borrower shall not create, acquire, or own any Subsidiary unless (i) Borrower shall have notified Administrative Agent in writing of such fact no later than ten (10) Business Days prior to the date of creation or acquisition of such Subsidiary, and (ii) within 30 days after the creation or acquisition of such Subsidiary, such Subsidiary shall have guaranteed the Obligations pursuant to a guaranty agreement, in form and substance acceptable to Administrative Agent, and such Subsidiary shall have complied with Section 6.14.

Section 7.12 Current Ratio. The ratio of the MLP’s Consolidated current assets to Consolidated current liabilities shall not be less than 1.0 to 1.0, as of the end of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2011. For purposes of this section, (a) all LC Obligations shall be included as current liabilities, regardless of whether or not contingent or current, (b) any non-cash gains or losses resulting from the requirements of ASC Topic 815, formerly SFAS 133, or ASC Topic 410, formerly SFAS 143, shall be excluded, (c) the Unused Borrowing Base shall be included as a current asset, and (d) the current portion of the Loans shall be excluded from current liabilities.

Section 7.13 Leverage Ratio. At the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2011, the ratio of the MLP’s Consolidated Funded Indebtedness to the MLP’s Consolidated EBITDAX will not exceed 4.0 to 1.0.

For the purposes of calculating Consolidated EBITDAX for any period of four consecutive Fiscal Quarters (each, a “Reference Period”) pursuant to any determination of the financial ratio contained in this section, all calculations of Consolidated EBITDAX shall be in all respects acceptable to and approved by the Administrative Agent and, if during such Reference Period, the MLP or any Consolidated Subsidiary shall have made a Material Disposition or Material Acquisition, the Consolidated EBITDAX for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition, as applicable, occurred on the first day of such Reference Period. “Material Acquisition” means any acquisition of Oil and Gas Property or series of related acquisitions of Oil and Gas Properties that involves the payment of consideration by the MLP and the Consolidated Subsidiaries in excess of (i)$5,000,000 in the aggregate during a Fiscal Quarter or (ii)$3,000,000 for any single acquisition or series of related acquisitions of Oil and Gas Properties; and “Material Disposition” means any disposition of Oil and Gas Property or series of related dispositions of Oil and Gas Properties that yields gross proceeds to the MLP or any of the Consolidated Subsidiaries in excess of (A)$5,000,000 in the aggregate during a Fiscal Quarter or (B) $3,000,000 for any single disposition or series of related dispositions of Oil and Gas Properties.

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Section 7.14 Amendments to Organizational Documents.

(a) The Borrower shall not, and shall not permit any other Restricted Person to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any manner that would be adverse to the Lenders in any material respect.

(b) The Borrower shall not, and shall not permit any other Restricted Person to, change the last day of its Fiscal Year from December 31 of each year, or the last days of the first three Fiscal Quarters in each of its Fiscal Years from March 31, June 30 and September 30 of each year, respectively.

ARTICLE VIII - Events of Default and Remedies

Section 8.1 Events of Default. Each of the following events constitutes an Event of Default under this Agreement:

(a) Any Restricted Person fails to pay any principal component of any Obligation when due and payable (including any payment in connection with reducing a Borrowing Base Deficiency), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;

(b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five (5) Business Days after the same becomes due;

(c) Any “default” or “event of default” occurs under any Loan Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;

(d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Article VII;

(e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;

(f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;

(g) Any Restricted Person fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Borrower on a Consolidated basis, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

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(h) Any Restricted Person (i) fails to pay any portion, when such portion is due, of any of its Indebtedness in excess of $2,000,000, or (ii) breaches or defaults in the performance of any agreement or instrument by which any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $1,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $1,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(j) Any Restricted Person:

(i) suffers the entry against it of a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any Debtor Relief Laws of any jurisdiction now or hereafter in effect, or has any proceeding under any Debtor Relief Law commenced against it that remains undismissed for a period of sixty days; or

(ii) commences a voluntary case under any applicable Debtor Relief Laws now or hereafter in effect; or applies for or consents to the entry of an order for relief in an involuntary case under any such Debtor Relief Law; or makes a general assignment for the benefit of creditors; or is generally not paying (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action authorizing any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $2,000,000 (which is not covered by insurance reasonably satisfactory to Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained;

(k) Any Change of Control occurs; and

(l) Any Material Adverse Change occurs.

Upon the occurrence of an Event of Default described in subsection (j)(i), (j)(ii) or (j)(iii) of this section with respect to any Restricted Person, all of the Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement. Upon any such acceleration, any obligation of any

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Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Required Lenders, Administrative Agent shall), without notice to Borrower or any other Restricted Person, do either or both of the following: (1) terminate any obligation of Lenders to make Loans hereunder, and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations (other than Lender Hedging Obligations) immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower and each Restricted Person who at any time ratifies or approves this Agreement.

Section 8.2 Remedies. If any Default shall occur and be continuing, each Lender may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Administrative Agent and/or Lenders under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.

Section 8.3 Application of Proceeds after Acceleration. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in Section 2.16), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

(a) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and Collateral Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

(b) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to Lenders, LC Issuer and Lender Counterparties (including fees, charges and disbursements of counsel to the respective Lenders and LC Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause second payable to them;

(c) third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, Matured LC Obligations and Lender Hedging Obligations, ratably among Lenders, LC Issuer and the Lender Counterparties, in proportion to the respective amounts described in this clause third payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Matured LC Obligations, obligations to Cash Collateralize LC Obligations pursuant to Section 2.16 and settlements under Hedging Contracts, ratably among Lenders, LC Issuer and the Lender Counterparties in proportion to the respective amounts described in this clause fourth held by them; and

(e) fifth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law.

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Subject to Section 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Administrative Agent shall have no responsibility to determine the existence or amount of Lender Hedging Obligations and may reserve from the application of amounts under this Section amounts distributable in respect of Lender Hedging Obligations until it has received evidence satisfactory to it of the existence and amount of such Lender Hedging Obligations. Any Lender or Affiliate of a Lender owed obligations under Hedging Contracts will, at any time and from time to time upon Administrative Agent’s request, provide evidence satisfactory to Administrative Agent of the existence and amount of such Lender Hedging Obligations.

ARTICLE IX - Administrative Agent and Collateral Agent

Section 9.1 Appointment and Authority. Each Lender and LC Issuer hereby irrevocably appoints Administrative Agent to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Administrative Agent hereby appoints Collateral Agent to act on its behalf as Collateral Agent under the Security Documents and each Lender and LC Issuer consents to and affirms such appointment and authorizes Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, Collateral Agent, Lenders and LC Issuer, and neither Borrower nor any other Restricted Person shall have rights as a third party beneficiary of any of such provisions.

Administrative Agent agrees to deliver, at Borrower’s expense, to each Lender a copy of each material Security Document. Administrative Agent agrees that it will from time to time deliver to each Lender all information regarding the Obligations that is in the possession of Administrative Agent and typically provided by an administrative agent to the lenders in a syndicated credit facility.

Collateral Agent agrees if after exercise of rights under Security Documents it obtains payment of all or a portion of the aggregate Obligations owed to the Lenders, LC Issuer or a Lender Counterparty, it shall promptly turn over to Administrative Agent any monies or other property received by it as Collateral Agent.

Section 9.2 Exculpation, Administrative Agent’s and Collateral Agent’s Reliance, Etc. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the Security Documents. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan

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Documents that Administrative Agent or Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that neither Administrative Agent nor Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent or Collateral Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent, Collateral Agent or any of their Affiliates in any capacity.

Neither Administrative Agent nor Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent or Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.

Neither Administrative Agent nor Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than, in the case of Administrative Agent, to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.3 Reliance by Administrative Agent and Collateral Agent. Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.4 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

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Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender acknowledges that Thompson & Knight LLP is acting in this transaction as special counsel to the Administrative Agent only, and is not counsel for any of the other Lenders.

Section 9.5 Rights as a Lender. Each Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the General Partner, MLP, Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

Section 9.6 Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights under Security Documents or rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to itwhich, taking into account all distributions made by Administrative Agent under Section 3.1, and such payment causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations (excluding Lender Hedging Obligations) as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations (excluding Lender Hedging Obligations) as provided in Section 3.1; provided, however, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements and agrees that any holder of any such interest or other participation in the Obligations (excluding Lender Hedging Obligations), whether or not acquired pursuant to the foregoing arrangements, may to the fullest extent permitted by Law exercise any and all rights of banker’s lien, set-off, or counterclaim as fully as if such holder were a holder of the Obligations (excluding Lender Hedging Obligations) in the amount of such interest or other participation. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to Tribunal order to be paid on account of the possession of such funds prior to such recovery.

Section 9.7 Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received

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by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.

Section 9.8 Resignation of Administrative Agent and Collateral Agent.

(a) Administrative Agent may at any time give notice of its resignation to Lenders, LC Issuer and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above provided that if Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Administrative Agent on behalf of Lenders or LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Administrative Agent with a copy of such notice to the Lenders, LC Issuer and Borrower. If the Collateral Agent resigns under this Agreement, the Administrative Agent may but need not designate a successor Collateral Agent (and if no Collateral Agent is designated, Administrative Agent shall assume the role of Collateral Agent). Upon the acceptance of a successor’s appointment as Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Collateral Agent, and the retiring Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the Security Documents (if not already discharged therefrom as provided above in this Section). After the retiring Collateral Agent’s resignation hereunder and under the Security Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Collateral Agent in respect of any actions taken or omitted to be taken by it while the it was acting as Collateral Agent.

Section 9.9 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or

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more sub-agents (including Collateral Agent) appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the Lender Parties having the title of syndication agent, document agent, lead arranger, bookrunner or any other type of agency listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Collateral Agent, a Lender or LC Issuer hereunder.

Section 9.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations (excluding Lender Hedging Obligations) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, LC Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, LC Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, LC Issuer and Administrative Agent under Section 2.5 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and LC Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and LC Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents (including Collateral Agent) and counsel, and any other amounts due Administrative Agent under Sections 2.5 and 10.4. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.12 Guaranty Matters. Each Lender and LC Issuer hereby irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit. Upon request by Administrative Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s authority to release any Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.12.

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Section 9.13 Collateral Matters.

(a) Each Lender and LC Issuer hereby irrevocably authorizes and directs Administrative Agent and/or Collateral Agent to enter into the Security Documents for the benefit of such Lender and LC Issuer. Each Lender and LC Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.1, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders and LC Issuer. Administrative Agent and Collateral Agent are hereby authorized (but not obligated) on behalf of all Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or LC Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Security Documents.

(b) Each Lender and LC Issuer hereby irrevocably authorize Administrative Agent and/or Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by Administrative Agent (or Collateral Agent) under any Loan Document (A) upon termination of each Lender’s Commitment and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (C) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and

(ii) to subordinate any Lien on any property granted to or held by Administrative Agent or Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

Upon request by Administrative Agent or Collateral Agent at any time, each Lender and LC Issuer will confirm in writing Administrative Agent’s and Collateral Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.13.

(c) Subject to subsection (b) above, Administrative Agent and Collateral Agent shall, and are hereby irrevocably authorized by each Lender and LC Issuer to, execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent and/or Collateral Agent for the benefit of Administrative Agent, Lenders and LC Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) neither Administrative Agent nor Collateral Agent shall be required to execute any such document on terms which, in their opinion, would expose them to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Restricted Person in respect of) all interests retained by Borrower or any other Restricted Person, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent and Collateral Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent and Collateral Agent from the proceeds of any such sale, transfer or foreclosure.

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(d) Neither Administrative Agent nor Collateral Agent shall have any obligation whatsoever to any Lender, LC Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Restricted Person or is cared for, protected or insured or that the Liens granted to Administrative Agent or Collateral Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent or Collateral Agent in this Section 9.13 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or LC Issuer.

(e) Each Lender and LC Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and LC Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or LC Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or LC Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.14 Lender Hedging Obligations. To the extent any Affiliate of a Lender is a party to a Hedging Contract with a Borrower or any Guarantor and thereby becomes a beneficiary of the Liens pursuant to the Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent and Collateral Agent its nominee and agent to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by the terms of this Article and Section 10.4.

ARTICLE X - Miscellaneous

Section 10.1 Waivers and Amendments; Acknowledgements.

(a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender Party in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on any Restricted Person shall in any case of itself entitle any Restricted Person to any other or further notice or demand in similar or other circumstances. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no waiver, consent, release, modification or amendment of or supplement to this Agreement or the other Loan Documents shall be valid or effective against any party hereto unless the same is in writing and signed by (i) if such party is Borrower, by Borrower, (ii) if such party is Administrative Agent, Collateral Agent or LC Issuer, by such party and (iii) if such party is a Lender, by such Lender or by Administrative Agent (or Collateral Agent)

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on behalf of Lenders with the written consent of Required Lenders (which consent has already been given as to the termination of the Loan Documents as provided in Section 10.9). Notwithstanding the foregoing or anything to the contrary herein, Administrative Agent shall not, without the prior consent of each individual Lender, execute and deliver on behalf of such Lender any waiver or amendment which would: (1) waive any of the conditions specified in Article IV, (2) increase the maximum amount which such Lender is committed hereunder to lend, (3) reduce or forgive any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans or Notes, (4) postpone or extend any date fixed for any payment of any such fees, regularly scheduled payments of principal or interest or the date for the elimination in whole or part of any Borrowing Base Deficiency, (5) increase the Borrowing Base (provided only the consent of Required Lenders is required for reaffirmations or decreases in the Borrowing Base), (6) amend the definition herein of “Required Lenders” or otherwise change the aggregate amount of Percentage Shares which is required for Administrative Agent, Collateral Agent, Lenders or any of them to take any particular action under the Loan Documents, (7) release Borrower from its obligation to pay Obligations to such Lender, (8) release any Guarantor from its guaranty of the Obligations, except for such releases permitted by the Loan Documents, (9) change Section 3.1 in a manner that would alter the pro rata sharing of payments required thereby, (10) change the Percentage Share of any Lender (other than as a result of the incurrence of any reallocation pursuant to Section 2.18(a)(iv) as a result of a Lender becoming or ceasing to be a Defaulting Lender), (11) release any material portion of the Collateral, except for such releases relating to dispositions of property permitted by the Loan Documents, or (12) amend this Section 10.1(a). Notwithstanding the foregoing (i) no Defaulting Lender’s Commitment shall be included for purposes of ascertaining Required Lender or unanimous Lender approvals and (ii) no Defaulting Lender shall have the right to vote to approve or disapprove or consent or withhold consent to any amendment, waiver or consent of any provision of any Loan Document, release any Collateral or to direct the actions of Administrative Agent or Collateral Agent.

(b) Acknowledgements and Admissions. Borrower hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) it has made an independent decision to enter into this Agreement and the other Loan Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Administrative Agent or any Lender Party, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Loan Document delivered on or after the Closing Date, (iii) there are no representations, warranties, covenants, undertakings or agreements by any Lender Party as to the Loan Documents except as expressly set out in this Agreement or in another Loan Document delivered on or after the Closing Date, (iv) no Lender Party has any fiduciary obligation toward Borrower with respect to any Loan Document or the transactions contemplated thereby, (v) the relationship pursuant to the Loan Documents between Borrower and the other Restricted Persons, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, (vi) no partnership or joint venture exists with respect to the Loan Documents between any Restricted Person and any Lender Party, (vii) Administrative Agent is not Borrower’s Administrative Agent, but Administrative Agent for Lender Parties provided that, solely for purposes of Section 10.5(c) Administrative Agent shall act as agent of Borrower in maintaining the Register as set forth therein, (viii) should an Event of Default or Default occur or exist, each Lender Party will determine in its sole discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time, (ix) without limiting any of the foregoing, Borrower is not relying upon any representation or covenant by any Lender Party, or any representative thereof, and no such representation or covenant has been made, that any Lender Party will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Loan Documents with respect to any such Event of Default or Default or any other provision of the Loan Documents, and (x) all Lender Parties have relied upon the truthfulness of the acknowledgements in this section in deciding to execute and deliver this Agreement and to become obligated hereunder.

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(c) Representation by Lenders. Each Lender hereby represents that it will acquire its Note for its own account in the ordinary course of its commercial lending business; however, the disposition of such Lender’s property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents.

(d) Joint Acknowledgment. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.2 Survival of Agreements; Cumulative Nature. All of Restricted Persons’ various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Notwithstanding the foregoing or anything herein to the contrary, any waivers made by any Restricted Person in any Loan Document, all obligations of Borrower provided for in Section 3.2, 3.4, 3.5(c) or 10.4 and all obligations with any Person may have to indemnify or compensate Lender Party shall survive any termination of this Agreement or any other Loan Document. In addition, Articles VIII and IX shall survive until all of the Security Documents have been terminated. All statements and agreements contained in any certificate or other instrument delivered by any Restricted Person to any Lender Party under any Loan Document shall be deemed representations and warranties by Borrower or agreements and covenants of Borrower under this Agreement. The representations, warranties, indemnities, and covenants made by Restricted Persons in the Loan Documents, and the rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Loan Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Loan Documents.

Section 10.3 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number as follows:

(i) if to Borrower or any other Restricted Person, Administrative Agent or LC Issuer; to the address, facsimile number, electronic mail address or telephone number specified for such person on the signature pages hereto;

(ii) if to any other Lender Party, to it at its address, facsimile number, electronic mail address or telephone number as specified on the Lenders Schedule.

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in said subsection (b).

(b) Electronic Communications. Notices and other communications to Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower or any other Restricted Person may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Borrower, any other Restricted Person, Administrative Agent and LC Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender Party may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and LC Issuer.

Section 10.4 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent (including local counsel) and other advisors and professionals engaged by the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the investigation, preparation, negotiation, documentation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, Collateral Agent, any Lender or LC Issuer (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent, Collateral Agent, any Lender or LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

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(b) Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof, including Collateral Agent), each Lender and LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee and any settlement costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any environmental liability related in any way to Borrower or any of its Subsidiaries, (iv) any enforcement or collection actions under any Loan Document or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity. The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.17.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, (i) Borrower shall not assert, and hereby waive, any claim against any Indemnitee, and (ii) each Indemnitee agrees not to assert, and hereby waives, any claim against Borrower, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

Section 10.5 Successors and Assigns; Joint and Several Liability.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Restricted Person may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of Administrative Agent and each Lender (other than a Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (which minimum may be acquired by the assignee from two or more assigning Lenders), unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) any assignment of a Commitment must be approved by LC Issuer (such consent not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

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(iv) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with the Note subject to such assignment and a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Details Form in form satisfactory to Administrative Agent.

Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits, and subject to the requirements of, of Sections 3.2, 3.4, 3.5 and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption Agreement and a register for the recordation of the names and addresses of Lenders and the Percentage Shares of, and principal amount of the Loans owing to, each Lender from time to time (in this section called the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender Party may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, Lenders and LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which would: (1) increase the maximum amount which such Lender is committed hereunder to lend, (2) reduce or forgive any fees payable to such Lender hereunder, or the principal of, or interest on, such Lender’s Loans or Notes, (3) postpone or extend any date fixed for any payment of any such fees, regularly scheduled payments of principal or interest, (4) release Borrower from its obligation to pay Obligations to such Lender, (5) release any Guarantor from its guaranty of the Obligations, except for such releases permitted by the Loan Documents, or (6) release any material portion of the Collateral, except for such releases relating to dispositions of property permitted by the Loan Documents. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of,

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and subject to the requirements of, Sections 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 6.14 as though it were a Lender, provided such Participant agrees to be subject to Section 9.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 and 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.5(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Joint and Several Liability. All Obligations which are incurred by two or more Restricted Persons shall be their joint and several obligations and liabilities.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this subsection, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.6 Confidentiality. Each of Administrative Agent, the Lenders and LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this

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Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than a Restricted Person.

For purposes of this Section, “Information” means all information received from any Restricted Person or any of their respective Subsidiaries relating to a Restricted Person or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or LC Issuer on a nonconfidential basis prior to disclosure by such Restricted Person or any of their respective Subsidiaries, provided that, in the case of information received from a Restricted Person or any of their respective Subsidiaries after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.7 Governing Law; Submission to Process.

(A) EXCEPT TO THE EXTENT THAT THE LAW OF ANOTHER JURISDICTION IS EXPRESSLY ELECTED IN A LOAN DOCUMENT, THE LOAN DOCUMENTS SHALL BE DEEMED CONTRACTS AND INSTRUMENTS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK AND THE LAWS OF THE UNITED STATES, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(B) BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF AND EACH OTHER RESTRICTED PERSON TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF NEW YORK AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT OR ANY RESTRICTED PERSON IN ANY LEGAL PROCEEDING RELATING TO THE LOAN DOCUMENTS OR THE OBLIGATIONS BY ANY MEANS ALLOWED UNDER NEW YORK OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT AND LITIGATED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, TO THE EXTENT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE IN THE NEW YORK DISTRICT COURTS SITTING IN NEW YORK COUNTY, NEW YORK.

(C) THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER, AND FURTHER AGREE TO A TRANSFER OF ANY SUCH PROCEEDING TO A FEDERAL COURT SITTING IN THE STATE OF NEW YORK TO THE EXTENT THAT IT HAS SUBJECT MATTER JURISDICTION, AND OTHERWISE TO A STATE COURT IN NEW YORK, NEW YORK. IN FURTHERANCE THEREOF, BORROWER AND LENDERS EACH HEREBY ACKNOWLEDGE AND AGREE THAT IT WAS NOT INCONVENIENT FOR THEM TO NEGOTIATE AND RECEIVE FUNDING OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN SUCH COUNTY AND THAT IT WILL BE NEITHER INCONVENIENT NOR UNFAIR TO LITIGATE OR OTHERWISE RESOLVE ANY DISPUTES OR CLAIMS IN A COURT SITTING IN SUCH COUNTY.

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(D) COPIES OF ANY SUCH PROCESS SO SERVED SHALL ALSO, IF PERMITTED BY LAW, BE SENT BY REGISTERED MAIL TO BORROWER AT ITS ADDRESS SET FORTH ON THE SIGNATURE PAGE BELOW, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPIES SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS AS AFORESAID. BORROWER SHALL FURNISH TO LENDERS A CONSENT OF CT CORPORATION SYSTEM AGREEING TO ACT HEREUNDER PRIOR TO THE EFFECTIVE DATE OF THIS AGREEMENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDERS TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF LENDERS TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. IF FOR ANY REASON CT CORPORATION SYSTEM SHALL RESIGN OR OTHERWISE CEASE TO ACT AS BORROWER’S AGENT, BORROWER HEREBY IRREVOCABLY AGREES TO (A) IMMEDIATELY DESIGNATE AND APPOINT A NEW AGENT ACCEPTABLE TO ADMINISTRATIVE AGENT TO SERVE IN SUCH CAPACITY AND, IN SUCH EVENT, SUCH NEW AGENT SHALL BE DEEMED TO BE SUBSTITUTED FOR CT CORPORATION SYSTEM FOR ALL PURPOSES HEREOF AND (B) PROMPTLY DELIVER TO LENDERS THE WRITTEN CONSENT (IN FORM AND SUBSTANCE SATISFACTORY TO ADMINISTRATIVE AGENT) OF SUCH NEW AGENT AGREEING TO SERVE IN SUCH CAPACITY.

Section 10.8 Limitation on Interest. Lender Parties, Restricted Persons and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable Law from time to time in effect. Neither any Restricted Person nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties and Restricted Persons (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully contract for, charge or receive the maximum amount of interest permitted under applicable Law.

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Section 10.9 Termination; Limited Survival. In its sole and absolute discretion Borrower may at any time that no Obligations are owing (other than indemnity obligations and similar obligations that survive the termination of this Agreement for which no notice of a claim has been received by Borrower) elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers made by any Restricted Person in any Loan Document, all obligations of Borrower provided for in Section 3.2, 3.4, 3.5(c) or 10.4 and all obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.

Section 10.10 Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.

Section 10.11 Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Loan Documents may be transmitted and/or signed by facsimile, telecopy or electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Restricted Persons and Lender Parties. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

Section 10.12 Waiver of Jury Trial, Punitive Damages, etc. EACH RESTRICTED PERSON AND EACH LENDER PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR ASSOCIATED THEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY “SPECIAL DAMAGES”, AS DEFINED BELOW, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

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Section 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

Section 10.14 Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, LC Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Restricted Person against any and all of the obligations of Borrower or such Restricted Person now or hereafter existing under this Agreement or any other Loan Document to such Lender or LC Issuer, irrespective of whether or not such Lender or LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Restricted Person may be contingent or unmatured or are owed to a branch or office of such Lender or LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, LC Issuer and their respective Affiliates under this section are in addition to other rights and remedies (including other rights of setoff) that such Lender, LC Issuer or their respective Affiliates may have. Each Lender and LC Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Remainder of this page intentionally left blank.]

[Signature pages follow.]

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IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

MID-CON ENERGY PROPERTIES, LLC, a
Delaware limited liability company

By:		Mid-Con Energy Partners, LP, a
Delaware limited partnership, its
Sole Member

By:		Mid-Con Energy GP, LLC, a
Delaware limited liability company,
Its General Partner

	By:	/s/ Jeffrey R. Olmstead
Jeffrey R. Olmstead
President and Chief Financial Officer

Address:
2431 E. 61st Street, Suite 850
Tulsa, Oklahoma 74136
Attn: Jeffrey R. Olmstead
President & Chief Financial Officer

Telephone: (918) 743-7575
Telecopy: (918) 743-8859

SIGNATURE PAGE 1

MID-CON ENERGY PROPERTIES

CREDIT AGREEMENT

ADMINISTRATIVE AGENT	ROYAL BANK OF CANADA, as
Administrative Agent

	By:	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

Address:
Administrative Agent’s Office:
Royal Bank of Canada
Agency Services Group
4th Floor, 20 King Street West
Toronto, Ontario M5H 1C4
Attention: Manager Agency
Facsimile: (416) 842-4023

Wiring Instructions:
JPMorgan Chase Bank, New York, New York
ABA 021-000021
For account Royal Bank of Canada, New York
Swift Code: ROYCUS3X
A/C 920-1033363
For further credit to A/C 2937464, Transit 1269
RBCCM AGENCY SERVICES, NEW YORK
THREE WORLD FINANCIAL CENTER
200 VESEY STREET
New York, New York 10281-8098
Ref: Mid-Con Energy

SIGNATURE PAGE 2

MID-CON ENERGY PROPERTIES

CREDIT AGREEMENT

Percentage Share		ROYAL BANK OF CANADA, as
66.7%		a Lender and LC Issuer

	By:	/s/ Don J. McKinnerney
Don J. McKinnerney
Authorized Signatory

Address:

Royal Bank of Canada’s Lending Office:
Royal Bank of Canada
New York Branch
One Liberty Plaza, 3rd Floor
New York, New York 10006-1404
Attention: Manager, Loans Administration
Telephone: (212) 428-6332
Facsimile: (212) 428-2372

For matters related to letters of credit:
Attention: Manager, Trade Products
Telephone: (212) 428-6235
Facsimile: (212) 428-3015

in each case with a copy to:
Royal Bank of Canada
2800 Post Oak Boulevard
3900 Williams Tower
Houston, Texas 77056
Attention: Don J. McKinnerney
Telephone: (713) 403-5607
Facsimile: (713) 403-5624
Electronic Mail: don.mckinnerney@rbccm.com

SIGNATURE PAGE 3

MID-CON ENERGY PROPERTIES

CREDIT AGREEMENT

Percentage Share		BOKF, NA, dba The Bank of Texas
33.3%		Lender

	By:	/s/ Matt Chase
Matt Chase
Vice President

Address:

BOKF’s Lending Office:

Bank of Texas
5956 Sherry Lane, Suite 1100
Dallas, Texas 75225

Attention: Matt Chase
Telephone: (214) 346-3935
Facsimile: (214) 987-8866

SIGNATURE PAGE 4

MID-CON ENERGY PROPERTIES

CREDIT AGREEMENT